UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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VeriSign, Inc.

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VeriSign, Inc.
12061 Bluemont Way
Reston, Virginia 20190
April 12, 2017
To Our Stockholders:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of VeriSign, Inc. (the “Company”) to be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 25, 2017, at 10:00 a.m., Eastern Time (the “Meeting”).
The matters expected to be acted upon at the Meeting are described in detail in the following Notice of the 2017 Annual Meeting of Stockholders and Proxy Statement.
We are utilizing a U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our annual report to security holders, which includes our Annual Report on Form 10-K for the year ended December 31, 2016 (collectively, the “Annual Report”), and this Proxy Statement. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents over the internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how each stockholder can receive a paper copy of our proxy soliciting materials, including this notice and Proxy Statement, our Annual Report and a form of proxy card or voting instruction card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
It is important that you use this opportunity to take part in the affairs of the Company by voting on the business to come before this Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning or completing the proxy does not deprive you of your right to attend the Meeting and to vote your shares in person.
We look forward to seeing you at our 2017 Annual Meeting of Stockholders.

Sincerely,

/s/ D. James Bidzos
D. James Bidzos
Chairman of the Board of Directors and Executive Chairman, President and Chief Executive Officer

VERISIGN, INC.
12061 Bluemont Way
Reston, Virginia 20190

Notice of the 2017 Annual Meeting of Stockholders

TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of VeriSign, Inc. (the “Company”) will be held at the Company’s corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 25, 2017, at 10:00 a.m., Eastern Time. The 2017 Annual Meeting of Stockholders is being held for the following purposes:
1. To elect the seven directors of the Company named in the Proxy Statement, each to serve until the next annual meeting, or until a successor has been elected and qualified or until the director’s earlier resignation or removal.
2. To approve, on a non-binding, advisory basis, the Company’s executive compensation.
3. To approve, on a non-binding, advisory basis, the frequency of the executive compensation vote.
4. To approve an amendment to the Company’s 2007 Employee Stock Purchase Plan.
5. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.
6. To transact such other business as may properly come before the 2017 Annual Meeting of Stockholders or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on March 31, 2017, are entitled to notice of, and to vote at, the 2017 Annual Meeting of Stockholders or any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Secretary
Reston, Virginia
April 12, 2017
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 25, 2017: The Proxy Statement and Annual Report are available at www.edocumentview.com/vrsn.

VERISIGN, INC.
12061 Bluemont Way
Reston, Virginia 20190

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

April 12, 2017
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of VeriSign, Inc. (“Verisign” or the “Company”) for use at the 2017 Annual Meeting of Stockholders (the “Meeting”) to be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 25, 2017 at 10:00 a.m., Eastern Time. Only holders of record of our common stock at the close of business on March 31, 2017, which is the record date, will be entitled to vote at the Meeting. This Proxy Statement and the accompanying form of proxy (collectively, the “Proxy Statement”) were first made available to stockholders on or about April 12, 2017. Our annual report to security holders, which includes our Annual Report on Form 10-K for the year ended December 31, 2016 (collectively, the “Annual Report”), is enclosed with this Proxy Statement for stockholders receiving a paper copy of proxy soliciting materials. The Annual Report and Proxy Statement can both be accessed on the Investor Relations section of our website at https://investor.verisign.com, or at www.edocumentview.com/vrsn.
All proxies will be voted in accordance with the instructions as submitted. Unless contrary instructions are specified, if the applicable proxy is submitted (and not revoked) prior to the Meeting, the shares of Verisign common stock represented by the proxy will be voted: (1) FOR the election of each of the seven director candidates nominated by the Board; (2) FOR the non-binding, advisory resolution to approve Verisign’s executive compensation; (3)  FOR the non-binding, advisory resolution to approve annual stockholder voting on executive compensation; (4) FOR the approval of an amendment to the Company’s 2007 Employee Stock Purchase Plan; (5) FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (“fiscal 2017”); and (6) in accordance with the best judgment of the named proxies on any other matters properly brought before the Meeting.
 Voting Rights
At the close of business on the record date, we had 101,843,488 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the record date.
Quorum, Effect of Abstentions and Broker Non-Votes, Vote Required to Approve the Proposals
A majority of the shares of common stock outstanding and entitled to vote must be present or represented by proxy at the Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Meeting. A broker non-vote occurs when a bank, broker or other stockholder of record holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not vote on a particular proposal because that record holder does not have discretionary voting power with respect to that “non-routine” proposal. Each of the election of directors, the non-binding, advisory vote to approve executive compensation, the non-binding, advisory vote to approve the frequency of stockholder voting on executive compensation and the approval of the amendment to the Company’s 2007 Employee Stock Purchase Plan is a “non-routine” proposal and so shares for which record holders do not receive voting instructions will not be voted on such matters.
If a quorum is present, to be elected, a nominee for director must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Under this voting standard, abstentions and broker non-votes will not affect the voting outcome. Stockholders may not cumulate votes in the election of directors.

If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Corporate Governance Principles, each director that is not re-elected by the stockholders must tender his or her resignation to the Board. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date that the election results are certified, the Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it.
If a quorum is present, approvals of the proposals for:

•	the non-binding, advisory resolution to approve Verisign’s executive compensation;

•	the non-binding, advisory resolution to approve the frequency of stockholder voting on executive compensation;

•	the approval of the amendment to the Company’s 2007 Employee Stock Purchase Plan; and

•	the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2017 require the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the subject matter. Under this voting standard, abstentions will have the effect of votes cast against the proposal, and broker non-votes will not affect the voting outcome.
The inspector of elections appointed for the Meeting will separately tabulate affirmative and withheld votes, abstentions and broker non-votes.
Adjournment of Meeting
In the event that a quorum shall fail to attend the Meeting, either in person or represented by proxy, the Chairman may adjourn the Meeting, or alternatively, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the Meeting. Any such adjournment proposed by a stockholder or person named as a proxy would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.
Expenses of Soliciting Proxies
Verisign will pay the expenses of soliciting proxies to be voted at the Meeting. Verisign intends to retain Morrow Sodali LLC for various services related to the solicitation of proxies, which we anticipate will cost approximately $15,000, plus reimbursement of expenses. Following the original mailing of the Notice of Internet Availability of Proxy Materials and paper copies of proxies and other proxy soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, electronic transmission, including email, or in person. Following the original mailing of the Notice of Internet Availability of Proxy Materials and paper copies of the proxies and other proxy soliciting materials, we will request that brokers, custodians, nominees and other record holders of our shares forward copies of the proxy and other proxy soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.
Revocability of Proxies
A stockholder who holds shares of record as a registered stockholder may revoke any proxy that is not irrevocable by attending the Meeting and voting in person or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Company. If your shares are held through a bank or brokerage firm, you must follow the instructions provided by that institution to change or revoke your voting instructions.
Internet and Telephone Voting
If you hold shares of record as a registered stockholder, you can simplify your voting process and save the Company expense by voting your shares by telephone at 1-800-652-VOTE (8683) or on the internet at www.envisionreports.com/vrsn twenty-four hours a day, seven days a week. Telephone and internet voting are available through 12:00 a.m. Eastern Time the day of the Meeting. More information regarding internet voting is given on the Notice of Internet Availability of Proxy Materials. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Householding
A number of brokerage firms have instituted a procedure called “householding,” which has been approved by the Securities and Exchange Commission (the “SEC”). Under this procedure, the firm delivers only one copy of the Notice of Internet Availability of Proxy Materials or paper copies of the Annual Report and Proxy Statement, as the case may be, to multiple stockholders who share the same address and have the same last name, unless it has received contrary instructions from an affected stockholder. If your shares are held in “street name” and you would like to receive only one copy of these materials (instead of separate copies) in the future, please contact your bank, broker or other holder of record to request information about householding. If you would like to receive an individual copy of the Notice of Internet Availability of Proxy Materials or paper copies of the Annual Report and Proxy Statement, as the case may be, now or in the future, we will promptly deliver these materials to you upon request to VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190, Attention: Secretary or (703) 948-3200.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

There are currently seven directors. The terms of the current directors, who are identified below, expire upon the election and qualification of the directors to be elected at the Meeting. The Board has nominated D. James Bidzos, Kathleen A. Cote, Thomas F. Frist III, Jamie S. Gorelick, Roger H. Moore, Louis A. Simpson and Timothy Tomlinson, each of whom are current directors, for re-election at the Meeting to serve until the 2018 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. Proxies cannot be voted for more than seven persons, which is the number of nominees.
Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the re-election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board, unless the Board chooses to reduce its own size. The Board has no reason to believe any of the nominees will be unable or will decline to serve if elected.
Director Nominees
Set forth below is certain information relating to our director nominees, including details on each director nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company.

Name	Age	Position
Nominees for election as directors for a term expiring in 2018:
D. James Bidzos	62	Chairman of the Board, Executive Chairman, President and Chief Executive Officer
Kathleen A. Cote(1)(2)	68	Director
Thomas F. Frist III (2)	49	Director
Jamie S. Gorelick(2)(3)	66	Director
Roger H. Moore(1)(2)	75	Director
Louis A. Simpson(2)(3)	80	Lead Independent Director
Timothy Tomlinson(1)(2)(3)	67	Director

(1)	Member of the Audit Committee.

(2)	Member of the Corporate Governance and Nominating Committee.

(3)	Member of the Compensation Committee.
D. James Bidzos has served as Executive Chairman since August 2009 and President and Chief Executive Officer since August 2011. He served as Executive Chairman and Chief Executive Officer on an interim basis from June 2008 to August 2009 and served as President from June 2008 to January 2009. He served as Chairman of the Board since August 2007 and from April 1995 to December 2001. He served as Vice Chairman of the Board from December 2001 to August 2007. Mr. Bidzos served as a director of VeriSign Japan K.K. (“VeriSign Japan”) from March 2008 to August 2010 and served as Representative Director of VeriSign Japan from March 2008 to September 2008. Mr. Bidzos served as Vice Chairman of RSA Security Inc., an internet identity and access management solution provider, from March 1999 to May 2002, and Executive Vice President from July 1996 to February 1999. Prior thereto, he served as President and Chief Executive Officer of RSA Data Security, Inc. from 1986 to February 1999.
Mr. Bidzos is a business executive with significant expertise in the technology that is central to the Company’s businesses. Mr. Bidzos is an internet and security industry pioneer who understands the strategic technology trends in markets that are important to the Company. Mr. Bidzos was a founder of the Company and has been either Chairman or Vice Chairman of the Company’s Board of Directors since the Company’s founding in April 1995, providing him with valuable insight and institutional knowledge of the Company’s history and development. Mr. Bidzos has prior experience on our Compensation Committee and our Corporate Governance and Nominating Committee and as a member of several other public-company boards. Mr. Bidzos’s years of board-level experience contribute important knowledge and insight to the Board. Additionally, Mr. Bidzos’s executive-level experience includes many years as a Chief Executive Officer, providing him with a perspective that the Board values. Mr. Bidzos also has international business experience from his service as a director of VeriSign Japan.
Kathleen A. Cote has served as a director since February 2008. From May 2001 to June 2003, Ms. Cote served as Chief Executive Officer of Worldport Communications Company, a provider of internet managed services. From September 1998 to May 2001, she served as Founder and President of Seagrass Partners, a consulting firm specializing in providing strategic planning, business, operational and management support for startup and mid-sized technology companies. Prior thereto, she served as President and Chief Executive Officer of Computervision Corporation, a supplier of desktop and enterprise, client server and web-based product development and data management software and services. During the past five years, Ms. Cote has held directorships at Asure

Software Corporation, GT Advanced Technologies Inc., 3Com Corporation and Western Digital Corporation. Ms. Cote holds an Honorary Doctorate from the University of Massachusetts, an M.B.A. degree from Babson College, and a B.A. degree from the University of Massachusetts, Amherst.
Ms. Cote is a business executive with significant expertise overseeing global companies in technology and operations in the areas of systems integration, networks, hardware and software, including web-based applications and internet services. Ms. Cote’s expertise in technology and operations is directly relevant to the Company’s businesses. Ms. Cote’s expertise as a business executive also includes sales and marketing, product development, strategic planning and international experience, which contributes important expertise to the Board in those areas of business administration. Ms. Cote’s financial and accounting skills qualify her as an audit committee financial expert. In addition to Ms. Cote’s tenure as a director of the Company, Ms. Cote has served on several other boards of directors, including service on the audit and corporate governance committees of those boards, providing her with valuable board-level experience. Ms. Cote’s executive-level experience includes experience as a Chief Executive Officer, providing her with a perspective that the Board values.
Thomas F. Frist III has served as a director and member of the Corporate Governance and Nominating Committee since December 2015. Mr. Frist is the Founder and Managing Principal of Frist Capital, LLC, an investment firm based in Nashville, TN that makes long-term equity investments in public and private companies. Mr. Frist previously was the managing member of FS Partners, L.L.C. and worked in principal investments at Rainwater, Inc. Mr. Frist holds a B.A. degree from Princeton University and an M.B.A. degree from Harvard Business School.
Mr. Frist’s significant directorship experience provides valuable expertise and perspective to the Board. Mr. Frist was on the Audit Committee and Board of Directors of Triad Hospitals, Inc. from 1998-2007.  He joined the board of HCA Holdings, Inc., one of the largest non-governmental operators of health care facilities in the United States, in 2008, serving on the Executive and Audit Committees, chairing the Nominating and Governance Committee, and chairing the Finance and Investments Committee.  Mr. Frist has also served as a director for Science Applications International Corporation since 2009, serving as Chair of the Nominating and Governance Committee and a member of the Audit Committee since its separation from Leidos in 2013.  He also chaired the Finance Committee at legacy SAIC.  In addition to the significant experience as a board member mentioned above, Mr. Frist provides valuable experience in areas of business administration, finance and operations, which the Board values.
Jamie S. Gorelick has served as a director since January 2015. Ms. Gorelick has been a partner at Wilmer Cutler Pickering Hale and Dorr LLP, an international law firm, since 2003. She served as Deputy Attorney General of the United States from 1994 to 1997 and as General Counsel of the Department of Defense from 1993 to 1994. She has been a director of Amazon.com, Inc. since 2012 and serves as Chair of its Nominating and Governance Committee. She previously served as a director of United Technologies Corp. and of Schlumberger, Ltd. She holds B.A. and J.D. degrees from Harvard University.
Ms. Gorelick is an experienced attorney with significant expertise in legal, policy and corporate matters. Ms. Gorelick’s regulatory and policy experience is directly relevant to the Company’s business. She is well-versed in critical infrastructure and national security issues and brings a valuable skill-set and wealth of government experience to the Board. Ms. Gorelick has served on several other corporate boards, a compensation committee, and a nominating and governance committee, and served on numerous government boards and commissions. Ms. Gorelick’s experience in both the public and private sectors, combined with her experience in the corporate boardroom, provides her valuable board experience, and she offers a perspective the Board values.
Roger H. Moore has served as a director since February 2002. From December 2007 to May 2009, he served as a consultant assisting Verisign in the divestiture of its Communications Services business. From June 2007 through November 2007, Mr. Moore served as interim Chief Executive Officer of Arbinet Corporation, a provider of online trading services. He was President and Chief Executive Officer of Illuminet Holdings, Inc. from December 1995 until December 2001 when Verisign acquired Illuminet Holdings. During the past five years, Mr. Moore has held directorships at Western Digital Corporation and Consolidated Communications Holdings, Inc. Mr. Moore holds a B.S. degree in General Science from Virginia Polytechnic Institute and State University.
Mr. Moore is a business executive with significant expertise in general management, sales, technology and strategic planning in the telecommunications industry. Mr. Moore’s expertise contributes operational knowledge of important inputs to the Company’s businesses and provides valuable experience in areas of business administration. Mr. Moore also has significant experience, both as a senior executive and as a board member, in joint venture and mergers and acquisition transactions, which is experience that is valuable to the Board. Mr. Moore’s financial and accounting skills qualify him as an audit committee financial expert. Mr. Moore also serves on several other boards of directors, including service on the audit, compensation and corporate governance committees of certain of those boards, providing him with valuable board-level experience. In addition to the several years of business management experience mentioned above, Mr. Moore has international business experience from his time as President of Nortel Japan and as President of AT&T Canada.
Louis A. Simpson has served as a director since May 2005. Mr. Simpson has served as Chairman of SQ Advisors, LLC, an investment firm since January 2011. From May 1993 to December 2010, he served as President and Chief Executive Officer, Capital Operations, of GEICO Corporation, a passenger auto insurer. Mr. Simpson previously served as Vice Chairman of the Board of GEICO from 1985 to 1993. During the past five years, Mr. Simpson has held directorships at Science Applications International

Corporation. and Chesapeake Energy Corporation. Mr. Simpson holds a B.A. degree from Ohio Wesleyan University and an M.A. degree in Economics from Princeton University.
Mr. Simpson is a business executive with significant expertise in insurance, finance and private investment. Mr. Simpson’s expertise contributes all around business acumen, skills in strategic planning and finance, along with knowledge important to mergers and acquisitions activity. Throughout his career, Mr. Simpson has served on the boards of directors of more than fifteen publicly traded companies, providing him with extensive and valuable board-level experience. Mr. Simpson’s board-level experience also includes previous audit committee, finance committee, nominating and corporate governance committee and compensation committee experience on certain of those public-company boards. Mr. Simpson is a recognized expert in corporate governance matters, having lectured and presented numerous times on corporate governance topics at seminars and continuing education courses. As indicated above, Mr. Simpson’s career includes executive-level experience as a Chief Executive Officer, providing him with a perspective that the Board values.
Timothy Tomlinson was a corporate lawyer employed as General Counsel of Portola Minerals Company, a producer and seller of limestone products, from May 2011 through December 2013. Mr. Tomlinson was employed as Of Counsel by the law firm Greenberg Traurig, LLP from May 2007 through May 2011. Mr. Tomlinson was the founder and a named partner of Tomlinson Zisko LLP and practiced with this Silicon Valley law firm from 1983 until its acquisition by Greenberg Traurig, LLP in May 2007. He served as managing partner of Tomlinson Zisko LLP for multiple terms. Mr. Tomlinson is a long-tenured member of the Board, having served from the Company’s founding in 1995 until 2002, and again since his reappointment in November 2007. Mr. Tomlinson holds a B.A. degree in Economics, a Ph.D. degree in History, an M.B.A. and a J.D. degree from Stanford University.
Mr. Tomlinson has significant expertise in corporate matters including finance and mergers and acquisitions and has represented clients in the technology industry for more than thirty years. Mr. Tomlinson’s long-term service on our Board has provided him with valuable insight and institutional knowledge of the Company’s history and development. Mr. Tomlinson’s financial and accounting skills qualify him as an audit committee financial expert. He has extensive experience in corporate governance, both as a lawyer advising clients, and through serving on our Audit, Compensation and Corporate Governance and Nominating Committees, as well as the audit, compensation, and governance committees of other public companies.
Compensation of Directors
This section provides information regarding the compensation policies for non-employee directors and amounts earned and securities awarded to these directors in fiscal 2016. Mr. Bidzos is the Company’s Executive Chairman, President and Chief Executive Officer. As an employee of the Company, Mr. Bidzos does not participate in the compensation program for non-employee directors, and he is compensated as an executive officer of the Company. Mr. Bidzos’ compensation is described in “Executive Compensation” elsewhere in this Proxy Statement.
Non-Employee Director Retainer Fees and Equity Compensation Information
On July 26, 2016, the Compensation Committee met to consider the cash and equity-based compensation to be paid to non-employee directors. The Compensation Committee reviewed competitive market data prepared by Frederic W. Cook & Co., Inc. (“FW Cook”), its independent compensation consultant, for the same peer group used to benchmark executive compensation, as well as compensation practices for board of other companies based on available information. For information about the peer group, see “Executive Compensation—Compensation Discussion and Analysis.” Following this review and consideration of the recommendations made by FW Cook, the Compensation Committee determined that it was in the best interests of Verisign and its stockholders to maintain the amount of the annual cash retainer fees at current levels and increase the value of the annual equity award grant to each director from $240,000 to $250,000 (made solely in the form of restricted stock units (“RSUs”)). New directors are granted an equity award equal to the pro rata amount of such annual equity award, the amount of which is determined based on the date of such new director’s appointment or election to the Board. Directors are subject to the Company’s Stock Retention Policy as described in “Executive Compensation—Compensation Discussion and Analysis.”

Directors received annual cash retainer fees for fiscal 2016 as follows:

Annual retainer for non-employee directors	$40,000
Additional annual retainer for Non-Executive Chairman of the Board(1)	$100,000
Additional annual retainer for Lead Independent Director	$25,000
Additional annual retainer for Audit Committee members	$25,000
Additional annual retainer for Compensation Committee members	$20,000
Additional annual retainer for Corporate Governance and Nominating Committee members	$10,000
Additional annual retainer for Audit Committee Chairperson	$15,000
Additional annual retainer for Compensation Committee Chairperson	$10,000
Additional annual retainer for Corporate Governance and Nominating Committee Chairperson	$5,000
Additional annual retainer for Safety and Security Council Liaison(2)	$15,000

(1)	The position of “Non-Executive Chairman of the Board” was not held during 2016, and as such no annual retainer fees were paid during this period.

(2)
At the July 27, 2016 meeting, the Board appointed Mr. Moore to serve as the Board’s liaison to management’s Safety and Security Council and approved an annual retainer of $15,000 to act as the Safety and Security Council liaison.

Non-employee directors are reimbursed for their expenses incurred in attending meetings.

Non-Employee Director Compensation Table for Fiscal 2016
The following table sets forth a summary of compensation information for our non-employee directors for fiscal 2016.
DIRECTOR COMPENSATION FOR FISCAL 2016

Non-Employee Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
William L. Chenevich (3)	33,173	-	33,173
Kathleen A. Cote	80,000	249,919	329,919
Thomas F. Frist	50,000	249,919	299,919
Jamie S. Gorelick	70,000	249,919	319,919
Roger H. Moore	81,440	249,919	331,359
Louis A. Simpson	105,000	249,919	354,919
Timothy Tomlinson	110,000	249,919	359,919

(1)	Amounts shown represent retainer fees earned by each director.

(2)
Stock Awards consist solely of RSUs. Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the applicable awards granted in fiscal 2016. The grant date fair value of each Stock Award granted to each non-employee director on July 26, 2016 was $ 249,919 (2,977 RSUs at $83.95 per share closing price on the grant date).

(3)	Mr. Chenevich served as a director until the 2016 Annual Meeting of Stockholders.
RSUs granted to non-employee directors in 2016 vested immediately upon grant. The Compensation Committee may authorize grants with different vesting schedules in the future. The vesting of equity awards for all non-employee directors accelerates as to 100% of any unvested equity awards upon certain changes-in-control as set forth in the Amended and Restated VeriSign, Inc. 2006 Equity Incentive Plan (the “2006 Plan”).
The Board Recommends a Vote “FOR” the Election of Each of the Nominated Directors.

CORPORATE GOVERNANCE

Independence of Directors
As required under The NASDAQ Stock Market’s listing standards, a majority of the members of our Board must qualify as “independent,” as determined by the Board. The Board and the Corporate Governance and Nominating Committee consult with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The NASDAQ Stock Market.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and Verisign, our executive officers or our independent registered public accounting firm, the Board affirmatively determined on February 15, 2017 that the majority of our Board is comprised of independent directors. Our independent directors are: Ms. Cote, Mr. Frist, Ms. Gorelick, Mr. Moore, Mr. Simpson and Mr. Tomlinson. Each director who serves on the Audit Committee, the Compensation Committee or the Corporate Governance and Nominating Committee is an independent director. Mr. Bidzos serves as Executive Chairman, President and Chief Executive Officer and thus is not considered independent. William L. Chenevich, who served as a director until the 2016 Annual Meeting of Stockholders, was determined to be independent pursuant to these same standards.
Board Leadership Structure
The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its stockholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most appropriate director as Chairman, while maintaining the ability to separate the Chairman of the Board and Chief Executive Officer roles when necessary. This determination is made according to what the Board believes is best to provide appropriate leadership for the Company at such time. Currently, the Company’s seven-member Board is led by Chairman D. James Bidzos. Mr. Bidzos is also an officer of the Company, serving as its Executive Chairman, President and Chief Executive Officer. The Board has appointed Louis A. Simpson as Lead Independent Director. The Lead Independent Director (a) has authority to call executive sessions of the independent directors, (b) presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, (c) serves as liaison between the Chairman of the Board and the independent directors, and (d) exercises such other powers and duties as from time to time may be assigned to him or her by the Board.
The Board has determined that its current leadership represents an appropriate structure for the Company. In particular, this structure capitalizes on the expertise and experience of Messrs. Bidzos and Simpson due to their long-tenured service to the Board. The structure permits Mr. Bidzos to engage in the operations of the Company in a more in-depth way as Executive Chairman, President and Chief Executive Officer. Lastly, the structure ensures Board independence from management by permitting the Lead Independent Director to call and chair meetings of the independent directors separate and apart from the Chairman of the Board.
Mr. Bidzos was a founder of the Company and its initial Chief Executive Officer, and he has been either Chairman or Vice Chairman of the Company’s Board of Directors since the Company’s founding in 1995. Mr. Bidzos’s current tenure as Chairman of the Board dates to August 2007. Mr. Bidzos was appointed Executive Chairman, President and Chief Executive Officer of Verisign on an interim basis on June 30, 2008. On January 14, 2009, Mr. Bidzos resigned as President on an interim basis, and on August 17, 2009, Mr. Bidzos resigned as Executive Chairman and Chief Executive Officer on an interim basis and was appointed Executive Chairman of Verisign. On August 1, 2011, Mr. Bidzos was also appointed President and Chief Executive Officer. Mr. Simpson has been the Lead Independent Director since July 2015.
Succession Planning
The Board recognizes the importance of the effectiveness of the Company’s executive leaders for the Company’s success, and the Board is actively engaged in executive succession planning. The Board has delegated to the Corporate Governance and Nominating Committee responsibility for reviewing and assessing the management development and succession planning process for senior management. As part of the succession planning process, the Committee works closely with management, including Human Resources, to identify succession candidates for senior management other than the Executive Chairman, President and Chief Executive Officer. Although the Board retains responsibility for identifying succession candidates for the Executive Chairman, President and Chief Executive Officer, the Committee is charged with developing the processes to identify succession candidates.

Board Role in Risk Oversight
The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate member of senior management responsible for mitigating these risks within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives a report on risks under its purview, the Chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. All of our Board members have experience with enterprise risk management. In addition, the Board discusses cyber risks regularly during its regularly scheduled board meetings.

Board and Committee Meetings
The Board met six times and its committees collectively met fourteen times during 2016. During 2016, no director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board and (ii) the total number of meetings held by all committees on which he or she served.

Board Members’ Attendance at the Annual Meeting
We do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders. One member of the Board attended our 2016 Annual Meeting of Stockholders.

Corporate Governance and Nominating Committee
The Board has established a Corporate Governance and Nominating Committee to recruit, evaluate, and nominate candidates for appointment or election to serve as members of the Board, recommend nominees for committees of the Board, assess contributions and independence of incumbent directors, review and make recommendations regarding the Board’s leadership structure, recommend changes to corporate governance principles and committee charters and periodically review and assess the adequacy of these documents, and review annually the performance of the Board. The Corporate Governance and Nominating Committee is currently composed of Ms. Cote (Chairperson), Mr. Frist, Ms. Gorelick, Mr. Moore, Mr. Simpson and Mr. Tomlinson, each of whom has been determined by the Board to be an “independent director” under the rules of The NASDAQ Stock Market. Mr. Chenevich, who served on the Corporate Governance and Nominating Committee until the 2016 Annual Meeting of Stockholders had previously been determined independent. The Corporate Governance and Nominating Committee operates pursuant to a written charter. The Corporate Governance and Nominating Committee’s charter is located on our website at https://investor.verisign.com/documents.cfm. The Corporate Governance and Nominating Committee met four times during fiscal 2016.
In nominating candidates for election to the Board, the Corporate Governance and Nominating Committee considers the performance and qualifications of each potential nominee or candidate, not only for his or her individual strengths but also for his or her potential contribution to the Board as a group. While it has no express policy, in carrying out this responsibility the Corporate Governance and Nominating Committee also considers additional factors, such as diversity of business administration specialty, expertise within industries and markets tangential or complementary to the Company’s industry, and business contacts among the various market segments relevant to the Company’s sales, human resource and development strategies. Additionally, pursuant to its charter, the Corporate Governance and Nominating Committee evaluates and reviews with the Board the criteria for selecting new directors, including skills and characteristics, in the context of the current composition of the Board and its committees.
The Corporate Governance and Nominating Committee considers candidates for director nominees proposed by directors and stockholders. The Corporate Governance and Nominating Committee may also from time to time retain one or more third-party search firms to identify suitable candidates.
If you would like to recommend to the Corporate Governance and Nominating Committee a prospective candidate, please submit the candidate’s name and qualifications to: Thomas C. Indelicarto, Secretary, VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190.
The Corporate Governance and Nominating Committee will consider all candidates identified by the directors, chief executive officer, stockholders, or third-party search firms through the processes described above, and will evaluate each of them, including incumbents and candidates nominated by stockholders, based on the same criteria.

Audit Committee
The Board has established an Audit Committee that oversees the accounting and financial reporting processes at the Company, internal control over financial reporting, audits of the Company’s financial statements, the qualifications of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit department and the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee, and the Audit Committee is responsible for the appointment (subject to stockholder ratification), compensation and retention of the independent registered public accounting firm. The Audit Committee also oversees the Company’s processes to manage business and financial risk, and compliance with significant applicable legal and regulatory requirements, and oversees the Company’s ethics and compliance programs. The Audit Committee is currently composed of Mr. Tomlinson (Chairperson), Ms. Cote and Mr. Moore. Each member of the Audit Committee meets the independence criteria of The NASDAQ Stock Market and the SEC. Mr. Chenevich, who served on the Audit Committee until the 2016 Annual Meeting of Stockholders had previously been determined to be independent by these standards. Each Audit Committee member meets The NASDAQ Stock Market’s financial knowledge requirements, and the

Board has determined that the Audit Committee has at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities as required by Rule 5605(c)(2) of The NASDAQ Stock Market. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The NASDAQ Stock Market. The Audit Committee’s charter is located on our website at https://investor.verisign.com/documents.cfm. The Audit Committee met five times during fiscal 2016.

Audit Committee Financial Expert
Our Board has determined that Ms. Cote, Mr. Moore and Mr. Tomlinson are “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Cote, Mr. Moore and Mr. Tomlinson meet the independence requirements for audit committee members as defined in the applicable listing standards of The NASDAQ Stock Market.

Report of the Audit Committee
The Audit Committee is composed of three directors who meet the independence and experience requirements of The NASDAQ Stock Market Rules. The Audit Committee operates under a written charter adopted by the board of directors (the “Board”) of VeriSign, Inc. (“Verisign”). The members of the Audit Committee are Messrs. Tomlinson (Chairperson) and Moore, and Ms. Cote. The Audit Committee met five times during fiscal 2016.
Management is responsible for the preparation, presentation and integrity of Verisign’s financial statements, accounting and financial reporting principles and internal controls and processes designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting standards and applicable laws and regulations (the “Internal Controls”). The independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of Verisign’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon.
The Audit Committee is responsible for oversight of Verisign’s financial, accounting and reporting processes and its compliance with significant applicable legal and regulatory requirements. The Audit Committee is also responsible for the appointment, compensation and oversight of Verisign’s independent registered public accounting firm, including (i) evaluating the independent registered public accounting firm’s qualifications and performance, with consideration given to comments from management, including the Chief Financial Officer’s assessment of their performance, (ii) reviewing and confirming the independent registered public accounting firm’s independence, (iii) reviewing and approving the planned scope of the annual audit, (iv) overseeing the audit work of the independent registered public accounting firm, (v) reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, (vi) reviewing with management and the independent registered public accounting firm the adequacy of Verisign’s Internal Controls, and (vii) reviewing Verisign’s critical accounting policies, the application of accounting principles and conduct of the audit, including the oversight of the resolution of any issues identified by the independent registered public accounting firm.
To ensure the independence of Verisign’s independent registered public accountant, we follow the applicable laws, rules and regulations regarding the rotation of audit partners, including Rule 2-01 of Regulation S-X. The Audit Committee is involved in the selection of the audit partner when a rotational change is required.
During fiscal 2016, the Audit Committee met privately with KPMG to discuss the results of the audit, evaluations by the independent registered public accounting firm of Verisign’s Internal Controls and the quality of Verisign’s financial reporting. In addition, during its regularly scheduled meetings, the Audit Committee met privately with each of Verisign’s Chief Financial Officer, General Counsel and Compliance Officer, Vice President of Internal Audit, and Controller to discuss various legal, accounting, auditing and internal control matters.
The Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Verisign’s Annual Report on Form 10-K for the year ended December 31, 2016 with management. This review included a discussion of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that Verisign’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with KPMG.
The Audit Committee has discussed with KPMG the matters required to be discussed under the applicable rules adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG their independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Verisign’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.
This report is submitted by the Audit Committee
Timothy Tomlinson (Chairperson)
Kathleen A. Cote
Roger H. Moore

Compensation Committee
The Board has established a Compensation Committee to discharge the Board’s responsibilities with respect to all forms of compensation of the Company’s employees, including directors and executive officers, to administer the Company’s equity incentive plans, and to produce an annual report on executive compensation for use in the Company’s Proxy Statement. The Compensation Committee is also responsible for overseeing Verisign’s overall compensation philosophy and approving and evaluating executive officer compensation arrangements, plans, policies and programs of the Company, and for administering the Company’s equity incentive plans for employees. The Compensation Committee operates pursuant to a written charter. The Compensation Committee’s charter is located on our website at https://investor.verisign.com/documents.cfm. The Compensation Committee is currently composed of Mr. Simpson (Chairperson), Ms. Gorelick, and Mr. Tomlinson, each of whom is an “independent director” under the rules of The NASDAQ Stock Market for compensation committee members, a “non-employee director” pursuant to Rule 16b-3 promulgated under Section 16 of the Exchange Act and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met five times during fiscal 2016. For further information regarding the role of compensation consultants and management in setting executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Communicating with the Board
Any stockholder who desires to contact the Board may do so electronically by sending an e-mail to the following address: bod@verisign.com. Alternatively, a stockholder may contact the Board by writing to: Board of Directors, VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190, Attention: Secretary. Communications received electronically or in writing are distributed to the Chairman of the Board or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received.

Code of Conduct
We have adopted a code of conduct that applies to all officers and employees, including our principal executive officer, principal financial officer and other senior accounting officers. This code of conduct, titled “Verisign Code of Conduct 2016,” is posted on our website under “Ethics and Business Conduct” at https://investor.verisign.com/corporate-governance.cfm.
We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the “Verisign Code of Conduct 2016,” to the extent applicable to the principal executive officer, principal financial officer, or other senior accounting officers, by posting such information on our website, on the web page found by clicking through to “Ethics and Business Conduct” as specified above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2017, except as otherwise indicated, by:

•	each current stockholder who is known to own beneficially more than 5% of our common stock;

•	each current director;

•	each of the Named Executive Officers (see “Executive Compensation—Summary Compensation Table” elsewhere in this Proxy Statement); and

•	all current directors and executive officers as a group.
The percentage ownership is based on 101,843,488 shares of common stock outstanding at March 31, 2017. Shares of common stock that are covered by RSUs vesting within 60 days of March 31, 2017, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such RSUs but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

BENEFICIAL OWNERSHIP TABLE

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent(1)
Greater Than 5% Stockholders

T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	14,316,927	14.06%

Warren Buffett(3) Berkshire Hathaway, Inc. 3555 Farnam Street Omaha, NE 68131	12,952,745	12.72%

Capital World Investors(4) 333 South Hope Street Los Angeles, CA 90071	12,789,339	12.56%

The Vanguard Group(5) 100 Vanguard Boulevard Malvern, PA 19355	8,431,609	8.28%

BlackRock, Inc. (6) 55 East 52nd Street New York, NY 10055	6,981,112	6.85%

Capital International Investors (7) 11100 Santa Monica Boulevard 16th Floor Los Angeles, CA 90025	5,440,940	5.34%

Directors and Named Executive Officers
D. James Bidzos(8)	575,789	*
Kathleen A. Cote	37,319	*
Thomas F. Frist III	4,642	*
Jamie S. Gorelick	9,739	*
Roger H. Moore	33,212	*
Louis A. Simpson(9)	210,638	*
Timothy Tomlinson(10)	17,046	*
Todd B. Strubbe(11)	44,263	*
George E. Kilguss, III(12)	70,536	*
Thomas C. Indelicarto(13)	37,973	*
All current directors and executive officers as a group (10 persons)(14)	1,041,157	1.02%

*	Less than 1% of Verisign’s outstanding common stock.

(1)
The percentages are calculated using 101,843,488 outstanding shares of the Company’s common stock on March 31, 2017 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Exchange Act, beneficial ownership information for each person also includes shares subject to options exercisable, or RSUs vesting, within 60 days of March 31, 2016, as applicable.

(2)
Based on Schedule 13G/A filed on February 7, 2017 with the SEC by T. Rowe Price Associates, Inc. with respect to beneficial ownership of 14,316,927 shares. T. Rowe Price Associates, Inc. has sole voting power over 4,275,698 of these shares and sole dispositive power over 14,316,927 of these shares.

(3)
Based on Schedule 13G/A filed on February 14, 2017 with the SEC by Berkshire Hathaway, Inc., with respect to beneficial ownership of 12,952,745 shares. Berkshire Hathaway, Inc., is a diversified holding company which Mr. Buffett may be deemed to control. Mr. Buffett and Berkshire Hathaway share voting and dispositive power over 12,952,745 of these shares, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway. National Indemnity Company and GEICO Corporation share voting and dispositive power over 7,905,481 of these shares.

(4)
Based on Schedule 13G/A filed on February 13, 2017 with the SEC by Capital World Investors, with respect to beneficial ownership of 12,789,339 shares. Capital World Investors has sole voting power over 12,789,339 of these shares and sole dispositive power over 12,789,339 of these shares.

(5)    Based on Schedule 13G/A filed on February 10, 2017 with the SEC by The Vanguard Group with respect to beneficial ownership of 8,431,609 shares. The Vanguard Group has sole voting power over 143,962 of these shares, sole dispositive power over 8,271,331 of these shares, shared voting power over 18,048 of these shares and shared dispositive power over 160,278 of these shares.

(6)
Based on Schedule 13G/A filed on January 27, 2017 with the SEC by BlackRock, Inc. with respect to beneficial ownership of 6,981,112 shares. BlackRock has sole voting power over 5,924,528 of these shares and sole dispositive power over 6,981,112 of these shares.

(7)
Based on Schedule 13G/A filed on December 31, 2015 with the SEC by Capital International Investors with respect to beneficial ownership of 5,440,940 shares. Capital International Investors has sole voting power over 5,112,520 of these shares and sole dispositive power over 5,440,940 of these shares.

(8)	Includes 4,057 RSUs vesting within 60 days of March 31, 2017 held directly by Mr. Bidzos.

(9)	Includes 210,638 shares held by the Louis A. Simpson Living Trust, under which Mr. Simpson is the trustee.

(10)	Includes 17,046 shares held indirectly by the Tomlinson Family Trust, under which Mr. Tomlinson and his spouse are co-trustees.

(11)	Includes 20,536 RSUs vesting within 60 days of March 31, 2017 held directly by Mr. Strubbe.

(12)	Includes 1,218 RSUs vesting within 60 days of March 31, 2017 held directly by Mr. Kilguss.

(13)	Includes 950 RSUs vesting within 60 days of March 31, 2017 held directly by Mr. Indelicarto.

(14)	Includes the shares described in footnotes (8)-(13).
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of Verisign’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Stock Market. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock.
Based solely on a review of the reports we filed on behalf of our directors and executive officers, or written representations from reporting persons that all reportable transactions were reported, the Company believes that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with for fiscal 2016, except that one Form 4 relating to one transaction was inadvertently filed late for Kathleen A. Cote due to an administrative error.

PROPOSAL NO. 2
TO APPROVE, ON A NON-BINDING ADVISORY BASIS, VERISIGN’S EXECUTIVE COMPENSATION
Under Schedule 14A of the Exchange Act and the corresponding SEC rules, Verisign is seeking an advisory stockholder vote with respect to approval of compensation awarded to our Named Executive Officers for 2016 as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement. The stockholder vote approving executive compensation is advisory only, and the result of the vote is not binding upon the Company or its Board. Although the resolution is non-binding, the Board and the Compensation Committee will consider the outcome of the advisory vote approving executive compensation when making future compensation decisions. On May 26, 2011, the majority of the Company’s stockholders voted in favor of an annual non-binding stockholder advisory vote approving executive compensation and, in consideration of the outcome of the frequency vote, the Board determined to hold such advisory vote each year. Following the Meeting, the next such non-binding advisory vote to approve Verisign’s executive compensation is scheduled to occur at the 2018 Annual Meeting of Stockholders.
Verisign’s executive compensation program and compensation paid to the Named Executive Officers are described elsewhere in this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the program: to provide competitive overall pay relative to peers, taking into account company and individual performance, to effectively tie pay to performance, and to align the Named Executive Officers’ interests with stockholders.
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior fiscal year’s annual compensation to the Named Executive Officers. You may vote for or against the following resolution, or you may abstain. This vote is advisory and non-binding.
Resolved, that the stockholders approve the compensation of VeriSign, Inc.’s Named Executive Officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis section, the compensation tables and related material included in this Proxy Statement.
The Board Recommends a Vote “FOR” the foregoing resolution.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides comprehensive information about our executive compensation program for our fiscal 2016 Named Executive Officers (“NEOs”), who are listed below, and provides context for the decisions underlying the compensation reported in the executive compensation tables in the Proxy Statement. Our NEOs are:

•	D. James Bidzos, Executive Chairman, President and Chief Executive Officer (“CEO”);

•	Todd B. Strubbe, Executive Vice President, Chief Operating Officer (“COO”);

•	George E. Kilguss, III, Executive Vice President, Chief Financial Officer (“CFO”); and

•	Thomas C. Indelicarto, Executive Vice President, General Counsel and Secretary.
Messrs. Kilguss and Indelicarto were promoted to Executive Vice President on February 17, 2016.
In the sections below, we will describe the material elements of our executive compensation program for 2016, including how we set compensation and tie pay to performance. We refer to our NEOs and Senior Vice Presidents, collectively as our “executives.”
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract and retain the executive talent we need to maintain our current high performance standards and grow our business for the future. Our philosophy is to provide a mix of compensation that motivates our executives to achieve our short and long-term performance goals, which in turn will create value for our stockholders.
Our executive compensation program is designed with the following objectives in mind:

Objective	Program Design

Attract and retain talented executives	Provide a competitive level of total compensation (base salary, bonus and long-term incentive).

Tie a significant portion of our executives’ compensation to achievement of the Company’s performance objectives	Provide a compensation program that is weighted in favor of annual and long-term incentives that are tied to financial and strategic goals designed to enhance stockholder value.

Recognize and reward individual performance
Provide annual incentive bonuses based on Company performance that may be modified up or down based on individual performance to closely align executives’ personal accomplishments with their compensation.

Align the interests of our executives with our stockholders
Provide a significant portion of compensation tied to the long term value of our stock by requiring executives to meet stock ownership guidelines and retain their required ownership until six months after termination of employment.

Key features of our current executive compensation program include:

•	A majority of our executives’ compensation is performance based.

•	Our executives do not have employment contracts.

•	Our executives’ change in control agreements contain a double trigger and do not allow for tax gross-ups.

•	We do not have special pension plans, special retirement plans or other significant perquisites for executives.

•	Our executives participate in the same benefit programs as all other employees.

•	Our Board of Directors has established an incentive compensation recovery policy applicable to our NEOs in the event of a materially inaccurate financial statement.

•	We have stock ownership requirements applicable to our executives and directors.

•	Our securities trading policy prohibits any employee or director from hedging or pledging our stock.

•	The Compensation Committee has retained an independent compensation consultant.

•	We pay careful attention to stockholder dilution and burn rate in our equity compensation decisions.

Pay and Performance Relationship: Attracting and retaining the level of executive talent we need to be successful is a key objective of our executive compensation program. However, it is equally important that our executives are motivated and rewarded to achieve objectives that provide long-term benefits to our stockholders. We have designed our executive compensation program so that a significant amount of our NEOs’ compensation is performance-based to ensure the actual compensation paid to our NEOs is appropriately aligned with our Company’s performance and stockholders’ long-term interests. The charts below illustrate our emphasis on performance-based compensation.
1Performance-Based Compensation = 2016 Annual Target Bonus + 2016 Long-Term Incentive (“LTI”), valued as of the date of the grant. Special performance-based RSUs included in “LTI” for 2016 assume target performance, valued at $2,277,452 for Mr. Bidzos and $455,429 each for Mr. Kilguss and Mr. Indelicarto

Results of Shareholder Advisory Votes on Executive Compensation: When the Compensation Committee set compensation amounts for 2017 it took into account the results of the stockholder advisory vote on executive compensation that took place in May 2016. Although the vote was advisory and not binding, our stockholders indicated strong support of our executive compensation program for our NEOs as disclosed in the 2016 Proxy Statement (92,651,045 votes were in favor, 40,762 abstained and 1,600,390 voted against, with 5,968,875 broker non-votes). Over 98% of the votes cast and approximately 85% of the shares entitled to vote (the number of shares entitled to vote as of the record date was 108,591,750) were in favor of our NEO compensation program. As such, we did not make any material changes to our 2016 executive compensation program from 2015.

Elements of Our Executive Compensation Program
Our executive compensation program is made up of three main elements: base salary, annual incentive bonus, and long-term incentive compensation. The chart below shows our objectives for each element of compensation and what factors we use to determine actual awards. For each element of compensation, we review peer group and relevant survey data to determine award levels.

Element	Objective	Factors Used to Determine Awards

Base Salary	Provide a guaranteed level of annual income in order to attract and retain our executive talent; in order to promote a performance culture, increases are not automatic or guaranteed.	• Job responsibilities • Experience • Individual contributions • Internal pay equity • Effect on other elements of compensation

Annual Incentive Bonus	Provide a target reward for achieving financial and strategic operational goals, and a greater than target award for exceeding goals.	• Company performance • Individual performance

Long-Term Incentive Compensation	Provide a reward that serves both a retentive purpose and incentivizes executives to manage Verisign from the perspective of a stockholder.	• Job responsibilities • Individual contributions • Future potential • Value of vested and unvested outstanding equity awards • Internal pay equity

Our Process for Setting Compensation
Role of the Compensation Committee:    The Compensation Committee oversees our compensation and benefit programs and sets the policies that govern compensation of our executives and other employees. As part of its role in approving executives’ compensation, the Compensation Committee annually:

•	Reviews and makes changes as appropriate to the peer group used to benchmark competitive compensation levels for our executives;

•	Reviews the report from its compensation consultant as described below in the section titled “Role of External Compensation Consultant”;

•	Reviews and approves design elements of executive compensation for market competitiveness and alignment with Company performance;

•	Sets performance goals for our annual and long-term incentive compensation programs;

•
Reviews the Board’s assessment of the individual performance of the CEO during the fiscal year and determines any adjustments to the CEO’s base salary, annual incentive bonus, and equity awards based on this assessment; and

•
Reviews the CEO’s assessment of individual performance of each executive in conjunction with performance achieved during the fiscal year and approves any adjustments to base salary, annual incentive bonus, and equity awards based on this assessment.

Role of Management:    The CEO annually reviews the performance of each executive, other than the CEO (whose performance is reviewed by the Board), and makes recommendations to the Compensation Committee for base salary adjustments, annual incentive bonuses and equity awards based on this assessment.
Role of External Compensation Consultant:    The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent consultant to assist it in evaluating and analyzing the Company’s executive compensation program. FW Cook also reviews compensation design recommendations by the Company’s management and provides recommendations to the Compensation Committee for any changes to the CEO’s compensation. FW Cook provides the following services to the Compensation Committee:

•
Analyzes the executives’ annual compensation based on comparisons to the Company’s peer group, including comparing target and actual total compensation and advises the Compensation Committee on the appropriateness of management’s recommendations for any changes to the executives’ compensation;

•	Reviews the Company’s peer group annually and provides recommendations for changes as appropriate;

•	Advises the Compensation Committee on best practices related to governance and design of the Company’s executive compensation program;

•	Reviews the Company’s equity compensation philosophy and incentive design;

•	Reviews the risk assessment of the Company’s incentive plans and arrangements;

•	Reviews and provides guidance on the executive compensation disclosures; and

•	Reviews non-employee director compensation.
At its meeting in October 2016, the Compensation Committee reviewed FW Cook’s performance, and in December 2016, the Committee assessed FW Cook’s independence against the six independence factors set forth in the NASDAQ rules. FW Cook provided the Committee with a written statement addressing the six independence factors and presented information which addressed all six factors. Upon review of FW Cook’s responses, the Committee determined that FW Cook was independent and engaged FW Cook for fiscal year 2017. FW Cook performs no other services for the Company and the Committee concluded that its services for the Committee do not raise any conflicts of interest.
Competitive Market Assessment:    Each year, we assess the competitiveness of our executives’ base salary, annual incentive bonus targets and long-term incentive compensation targets (element by element and in aggregate) by comparing our program to a peer group of publicly-traded, high technology companies that we view as representative of our competitors for executive talent. We examine the compensation data of our peer group and also review broader survey data for high technology companies that are comparable to us in industry and annual revenues.
The Compensation Committee carefully considers our peer group and survey data when determining total compensation for our executives. The Compensation Committee also considers each executive’s individual performance, future potential, scope of responsibilities and experience when approving compensation.
Each year, the Compensation Committee reviews the peer group with the assistance of its independent consultant and makes changes as appropriate in order to ensure it continues to suitably reflect the competitive market for executive talent. As part of its annual review in October of 2016, FW Cook completed and provided the Committee with an evaluation to revalidate current peers and identify any potential new peers based on financial size (revenue, operating income, and market capitalization), free cash flow yield, EBITDA growth, use of dividends or buybacks, inclusion in the S&P 500 and their industry.  The evaluation resulted in no additional peers being added; however, Rovi/Tivo, Rackspace Hosting, and Solera Holdings were removed from the peer group because they ceased to be independent public companies.
For 2016, our peer group was:

Akamai Technologies	Fiserv
Alliance Data Systems	Intuit
ANSYS	Nuance Communications
Autodesk	Paychex
Citrix Systems	Red Hat
Equinix	Roper Technologies
F5 Networks	Teradata
Factset Research Systems	Total System Services

The chart below illustrates Verisign’s revenue, operating income and market capitalization percentile as compared to its 2016 peer group as of December 31, 2016 with revenue reflecting the most recently reported four quarters.

Verisign Revenue, Operating Income
and Market Capitalization
Percentile as Compared to Peer Group
100%
75%
50%
25%
0%
12%
64%
25%
Revenue
Operating Income
Market Cap

Note: The data source is Standard & Poor’s Capital IQ

Base Salary:    For 2016, the Compensation Committee reviewed competitive benchmark data provided by FW Cook and recommendations from our CEO regarding each executive’s individual performance. Based on that review, adjustments were made to NEOs’ salaries as summarized in the chart below.

Name	Position	2015 Base Salary	2016 Base Salary	Rationale for Adjustment
D. James Bidzos	Executive Chairman, President and CEO	$750,000	$800,000	Mr. Bidzos received a salary increase to better align with CEO peer group market data. This was the first salary increase since he assumed the role of CEO in August 2011.

Todd B. Strubbe	Executive Vice President, COO	$550,000	$550,000	Mr. Strubbe received no increase for 2016 as base salary was aligned with peer group.

George E. Kilguss, III	Executive Vice President, CFO	$425,000	$475,000	Mr. Kilguss’ base salary was increased by 11.8% in February of 2016 to better align with peer group market data and in recognition of promotion to EVP.

Thomas C. Indelicarto	Executive Vice President, General Counsel and Secretary	$350,000	$425,000	Mr. Indelicarto’s base salary was increased by 21.4% in February of 2016 to better align with peer group market data and in recognition of promotion to EVP.

Annual Incentive Bonus:    We provide annual cash bonuses to our employees, including our NEOs, under the Verisign Performance Plan (“VPP”). These bonuses are based on the Company’s achievement of pre-established financial goals, as well as individual performance. The Compensation Committee retains the ability to use its discretion to increase (up to the maximum individual bonus payments described below for NEOs under Tax Treatment of Executive Compensation and the 200% funding limitation for the VPP) or reduce the payouts when appropriate.
We determine the target annual incentive opportunity for each of our NEOs based on a comparison to our peer group and information obtained from relevant survey data. For 2016, the Compensation Committee approved the following bonus targets as a percent of base salary for our NEOs:

NEOs	2016 Bonus Target as a % of Base Salary
Executive Chairman, President and CEO	125%
Executive Vice President, COO	80%
Executive Vice President, CFO	75%
Executive Vice President, General Counsel and Secretary	75%

The Compensation Committee approves actual annual incentive award payments for our executives taking into account the Company’s performance. The Company’s performance determines the initial level of funding for the annual incentive bonus pool. The Compensation Committee then considers, and approves as appropriate, management’s recommendation for modifying any individual awards above or below the level of funding based on an assessment of individual performance, subject to the maximum individual bonus payments described below for NEOs under Tax Treatment of Executive Compensation and the 200% funding limitation for the VPP.
The Company’s performance goals for the fiscal 2016 VPP were approved by the Compensation Committee in December 2015 and were based on two financial measures: Revenue and non-GAAP operating margin, both weighted equally at 50%.
For purposes of determining the bonus pool, we calculate the non-GAAP operating margin by taking the consolidated non-GAAP operating income as a percentage of revenue. We determine the consolidated non-GAAP operating income by excluding stock-based compensation from the Company’s consolidated operating income. We use this non-GAAP performance measure because we believe it presents a clearer picture of the performance of the Company’s core operations than the corresponding GAAP performance measures.
A description of the performance measures and funding established for each of the goals pertaining to the 2016 VPP are set forth below:

•
Revenue: Weighted at 50% of the total bonus pool, this component would be funded when the actual results met a threshold level of achievement greater than 97% of the established target of $1,115.8 million. Revenue achievement between 97% and 100% of target would result in funding from 0% to 100% with respect to this goal; revenue achievement between 100% and 103.8% of target would result in funding from 100% to 200% with respect to this goal.

•
Non-GAAP operating margin: Weighted at 50% of the total bonus pool, this component would be funded when the actual results met a threshold level of achievement greater than 97% of the established target of 63.1%. Non-GAAP operating margin achievement between 97% and 100% of target would result in funding from 0% to 100% with respect to this goal; non-GAAP operating margin achievement between 100% and 104.4% of target would result in funding from 100% to 200% with respect to this goal

The chart below illustrates how each goal component and its respective performance achievement resulted in a calculated funding multiplier rounded to 153% of total target bonus pool for the VPP bonus plan.

Goal	Target	Actual	Actual as % of Target	Achievement	Weighting	Rounded Funding Multiplier
Revenue	$1,115.8	$1,142.2	102.4%	162.1%	50%	81%
Non – GAAP operating margin	63.1%	64.3%	101.9%	144.4%	50%	72%
Total						153%
The Compensation Committee approved a discretionary downward adjustment to the VPP funding multiplier. The Company expended $8.3 million less on promotional marketing programs as compared to the amounts included in the target revenue and non-GAAP operating margin goals. The Compensation Committee determined that due to the nature and intent of the promotional marketing programs it was appropriate to adjust the revenue and non-GAAP operating margin achievement for purposes of the final 2016 VPP funding calculation. The impact of the downward adjustment resulted in a reduction of revenue attainment by $4.1 million and a reduction in non-GAAP operating margin attainment by 0.9%. The chart below illustrates how each goal component and its respective performance achievement resulted in a final adjusted funding multiplier rounded to 143% of total target bonus pool for the VPP bonus plan:

Adjusted Achievement

Goal	Target	Adjusted Actual	Adjusted Actual as % of Target	Adjusted Achievement	Weighting	Adjusted Rounded Funding Multiplier
Revenue	$1,115.8	$1,138.1	102.0%	152.5%	50%	76%
Non – GAAP operating margin	63.1%	63.4%	101.4%	132.6%	50%	67%
Total						143%

In order to establish actual award amounts under the VPP bonus plan, the Compensation Committee also reviewed the CEO’s assessment of individual performance of the NEOs and considered the Board’s assessment of the CEO’s individual performance. The chart below indicates the Compensation Committee’s approved annual incentive bonus award for each NEO under the 2016 VPP bonus plan.

				2016 Actual Bonus Payment
Name	Position	2016 Base Salary	Bonus Target as a % of Base Salary	Funding Multiplier as a % of Target	Actual Payout as a % of Target	Actual Payout Amount	Actual Payout as a % of Base Salary	Notes
D. James Bidzos	Executive Chairman, President and CEO	$800,000	125%	143%	143%	$1,430,000	179%	Mr. Bidzos’ bonus payment was made at the funding multiplier level of 143% of his target bonus. No further adjustment was made.

Todd B. Strubbe	Executive Vice President, COO	$550,000	80%	143%	140%	$613,800	112%	Mr. Strubbe’s bonus payment was made at 140% of his target bonus based on the funding multiplier and individual performance.

George E. Kilguss, III	Executive Vice President, CFO	$475,000	75%	143%	143%	$509,438	107%	Mr. Kilguss’ bonus payout at the funding multiplier level of 143% of his target bonus. No further adjustment was made.

Thomas C. Indelicarto	Executive Vice President, General Counsel and Secretary	$425,000	75%	143%	152%	$485,000	114%	Mr. Indelicarto’s bonus payout was made at 152% of his target bonus. the adjustment over the funding multiplier was made due to performance and contributions.

Long-Term Incentive Compensation:    Equity-based grants are a key element of our total compensation program. Consistent with our compensation philosophy, we believe it is important that these awards have a performance component and that they are aligned with total shareholder return. The target award amounts are based on several factors including competitiveness as determined by our peer group and relevant survey data provided by FW Cook, job responsibilities, individual contributions, and future potential of the executive.
In 2016, the Compensation Committee granted long-term equity compensation to our executives, other than the CEO, consisting of 50% performance-based RSUs (“PSUs”) and 50% time-vesting RSUs. The CEO received long-term equity compensation consisting of 58% PSUs and 42% time-vesting RSUs. The time-vesting RSUs provide strong retentive value for our executive talent as they vest ratably over four years, subject to continued employment. They are also linked to increases in stockholder value creation as their value goes up or down with the Company’s stock price. The PSUs are linked to long-term Company financial performance as well as increases in stockholder value.
The metrics associated with the 2016 PSUs consist of two financial measures - compound annual growth rate (“CAGR”) of operating income per share and Total Shareholder Return (“TSR”) of Verisign stock compared to the TSR of the S&P 500 index. The number of

RSUs earned may range from 0 to 200% of the target award based on CAGR of operating income per share for the relevant performance period, but no more than 100% of target may be earned unless the TSR of Verisign stock equals or outperforms the TSR of the S&P 500 index for the period January 1, 2016 through December 31, 2018. We believe that the performance metrics coincide with shareholder interests, create a long-term performance focus and complement the performance metrics in the Company’s short term annual incentive plan. The vesting of the 2016 PSUs at the end of a three-year performance period provides a strong retention incentive.
Equity awards for NEOs were granted on February 17, 2016 at the regularly scheduled Compensation Committee meeting. The Compensation Committee approved the total value granted to individual executives (time-vesting and performance-based) based on the factors discussed herein. The actual number of RSUs was a function of the closing stock price on February 17, 2016.
The chart below shows the number of RSUs granted to each NEO in February 2016:

		2016 Annual Equity Grants
Name	Position	Total Market Value of Equity Grant	FMV at Grant per RSU	Time- Vesting RSUs granted (1)(2)	PSUs granted (2)(3)
D. James Bidzos	Executive Chairman, President and CEO	$6,199,893	$81.45	31,921	44,198
Todd B. Strubbe	Executive Vice President, COO	$2,759,852	$81.45	16,942	16,942
George E. Kilguss, III	Executive Vice President, CFO	$2,099,944	$81.45	12,891	12,891
Thomas C. Indelicarto	Executive Vice President, General Counsel and Secretary	$1,399,963	$81.45	8,594	8,594

(1)	25% vested on February 17, 2017, and the remainder vests ratably, 6.25% each quarter for the 3 years thereafter.

(2)
The equity award values for the CEO and other NEOs were determined taking into account alignment with market LTI values of our peer group, in addition to individual factors such as job responsibilities, experience, individual contributions, future potential, and internal equity.

(3)
Vesting of shares for the 2016 PSUs granted is based on meeting a CAGR of the operating income per share target for the three-year period (January 1, 2016 to December 31, 2018). PSUs earned for CAGR of operating income per share above target are subject to the TSR of Verisign stock equaling or outperforming the TSR of the S&P 500 Index for the period January 1, 2016 to December 31, 2018. Total market value of the grant in the table above is calculated based on FMV per RSU on the date of grant. Vesting occurs after the performance goal has been certified by the Committee and the Company has received an unqualified signed opinion on the Company’s financial statements from its independent registered public accounting firm.

At its meeting on October 20, 2015, the Compensation Committee awarded special equity awards for certain of its executives. The Committee approved one-time stock awards for Messrs. Bidzos, Kilguss and Indelicarto of approximately $5,000,000, $1,000,000 and $1,000,000, respectively, based on grant date stock price. The one-time stock awards were evenly split between time-vested RSUs and PSUs.  The time-vested RSUs were granted on October 20, 2015 and the PSUs were granted on January 4, 2016, in order to align the awards with the performance period of the PSUs. The PSUs are based on TSR achievement over a four-year performance period. The time-vested RSUs vest over four years with 25% vesting on the one year anniversary of the award and quarterly (6.25% per quarter) thereafter for the remaining three years. This one-time stock award was in recognition of each executive’s value to the Company and was designed to serve as a retentive tool.
The chart below shows the number of PSUs granted to each NEO in January 2016:

2016 Special Equity Grants
Name	Position	Grant Date Value	Target Number of PSUs Granted
D. James Bidzos	Executive Chairman, President and CEO	$2,277,452	29,779
Todd B. Strubbe (1)	Executive Vice President, COO	-	-
George E. Kilguss, III	Executive Vice President, CFO	$455,429	5,955
Thomas C. Indelicarto	Executive Vice President, General Counsel and Secretary	$455,429	5,995

(1)	Mr. Strubbe was appointed Executive Vice President, COO on April 20, 2015 and did not receive the 2016 special equity grant.
2017 Long-Term Incentive Program
At its meeting on December 17, 2016, the Committee approved the 2017 Equity Program for its executives. The program includes a mix of time-vesting RSUs and PSUs. Performance measures and goals associated with the PSUs include CAGR of the operating income per share growth and TSR of Verisign stock equaling or outperforming the TSR of the S&P 500 Index over the three-year period ending December 31, 2019.

Achievement of Performance Awards Granted in 2014
In February 2014, the Committee granted PSUs with a performance period of January 1, 2014 through December 31, 2016. The performance goals were subject to achievement of compound annual growth rate of Operating Income per share over a three-year period, with above target potential based on Verisign’s TSR outperforming the TSR of the S&P 500 Index for the relevant performance period. The number of PSUs earned is modified by the funding table (up or down) at the end of the performance period with a maximum achievement of 200%. In February 2017, the Committee confirmed the extent of achievement of the performance goal results for these PSUs.
The compound annual growth rate of Operating Income per share over the three-year period ended December 31, 2016 was achieved at 16.2% versus the target achievement of 8.0%. The TSR of Verisign stock of 35.49% was greater than the TSR of the S&P 500 Index of 32.55%. This resulted in performance at the maximum achievement level of 200% for this three-year performance period.
The chart below shows the number of PSUs that were earned in February 2017 based on achievement of the performance metrics tied to the performance period of the 2014 performance-based grant.

Name	Position	Total Performance- Based RSUs Granted in 2014	Goal Achievement	Performance Based RSUs Earned and Vested in February 2017
D. James Bidzos	Executive Chairman, President and CEO	63,359	200%	126,718
Todd B. Strubbe(1)	Executive Vice President, COO	-	-	-
George E. Kilguss, III	Executive Vice President, CFO	15,837	200%	30,774
Thomas C. Indelicarto(2)	Executive Vice President, General Counsel and Secretary	-	-	-

(1)	Mr. Strubbe was appointed Executive Vice President, COO on April 20, 2015 and therefore was not eligible for the 2014 Performance Grant.

(2)	Mr. Indelicarto was appointed Senior Vice President, General Counsel and Secretary effective November 14, 2014 and therefore was not eligible for the 2014 Performance Grant.
CEO Compensation
Our philosophy is that our CEO should be primarily compensated in the form of performance-based compensation. We place the greatest emphasis on the annual and long-term incentive compensation elements when determining appropriate compensation levels, and especially emphasize equity compensation. We believe that it is important that our CEO make decisions that are in the best interests of our stockholders, and we reinforce that philosophy through our executive compensation program.
Mr. Bidzos’ 2016 compensation was determined by the Compensation Committee as part of its annual review of executive compensation in February 2016. The components of his compensation are summarized below:

•
Mr. Bidzos’ annual base salary of $750,000 was increased to $800,000 in 2016. Based on data provided by FW Cook for CEOs in our peer group, the Committee determined that Mr. Bidzos’ salary should be increased to better align with our peer group. Prior to 2016, Mr. Bidzos had not received a salary increase since he was appointed Chief Executive Officer in 2011.

•
Mr. Bidzos’ bonus target of 100% of his base salary was adjusted to 125% for 2016. His bonus target was increased to more appropriately align with the market data provided by FW Cook for CEOs in our peer group. In February 2017, the Committee awarded Mr. Bidzos a bonus of $1,430,000 for 2016 performance. The Committee determined this amount as it reflected the performance achievement as approved by the Committee for the 2016 VPP (143%), as discussed above.

•
Mr. Bidzos received an equity award for 2016 with an aggregate value of $6,199,893 consisting of 31,921 time-vested RSUs and 44,198 performance-based (at target achievement level) with a fair market value per RSU of $81.45 on the date of the grant. The time-based RSUs vest 25% on the one year anniversary and quarterly (6.25% per quarter) thereafter for the remaining three years. The PSUs vest based on performance achievement of compound annual growth rate of Operating Income per share over a three-year period, with above target potential based on Verisign’s TSR outperforming the TSR of the S&P 500 Index between January 1, 2016 and December 31, 2018.

•
The Compensation Committee also approved a one-time special stock award for Mr. Bidzos in October 2015. This award was in recognition of his performance and value to the Company and was designed to serve as a retentive tool. The grant was split between time-vested RSUs and PSUs.

◦
The time-vested RSUs were granted on October 20, 2015 in the amount of $2,499,933 consisting of 32,985 time-vested RSUs with a fair market value per RSU of $75.79. The time-vested RSUs vest over four years with 25% vesting on the one year anniversary of the award and quarterly (6.25% per quarter) thereafter for the remaining three years.

◦
The PSUs were granted on January 4, 2016 in order to align the awards with the performance period of the PSUs. The grant was in the amount of $2,277,452, consisting of 29,779 PSUs. The PSUs are based on TSR achievement over a four-year performance period.

•
Mr. Bidzos is eligible for certain payments and benefits in the event of a change-in-control, but is not otherwise eligible for any severance payments. His change-in-control agreement provides for a severance payment of two times his base salary and a bonus payment of two times target bonus plus the cash equivalent of two years of continuation of health benefits if he participates in the Company’s health plans at the date of his termination. The other terms of his change-in-control agreement are the same as other executives as described below.

Other Features of our Executive Compensation Program
Stock Retention Policy:  Our stock retention policy applies to our employees at the Senior Vice President level and above, officers who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), and board members.
Ownership levels are set as a multiple of base salary or annual retainer and are as follows:

•	CEO: 6x Base Salary

•	Directors: 5x Annual Retainer

•	Section 16 Officers and Senior Vice Presidents, other than the CEO: 2x Base Salary
The policy also requires participants to retain 50% of their shares received from equity awards (net of taxes) until they reach their minimum ownership level and that shares at specified ownership targets must be held until six months after the participant ceases employment or board service with the Company. We believe requiring executives and board members to continue to retain stock after their service with the Company ceases is important to align our executives’ interests with the long-term interests of our stockholders. Our Stock Retention Policy can be found on our website at https://investor.verisign.com/documents.cfm.
Securities Trading Policy:  Our Securities Trading Policy prohibits employees, including our executives and directors, from buying or selling derivative securities related to our common stock, such as puts or calls. We believe derivative securities diminish the alignment of incentives between our executives and stockholders. The Policy also prohibits employees and directors from entering into agreements or purchasing instruments designed to hedge or offset decreases in the market value of the Company’s securities. Additionally, under our Policy, our executives and directors may only purchase and sell our common stock during approved trading windows.
Recovery of Incentive Compensation: The Compensation Committee adopted an executive incentive compensation recovery policy in March 2010, and amended it in 2014, that applies to annual and long-term incentive awards. The policy applies when there is an inaccurate financial statement, including statements of earnings, revenues, or gains or any other material inaccurate performance metric criterion, regardless of whether such inaccuracy was the subject of an accounting restatement. If, as a result of such inaccurate financial statement, certain executives received materially more incentive compensation than they would have had the correct financial statement been prepared at the time of the compensation award, the Compensation Committee shall seek recovery of this overpayment. The recovery could occur either by limiting future awards or directly seeking repayment. The Compensation Committee may determine not to seek recovery of such an overpayment if the direct costs of recovery are expected to exceed the amount of recovery. In the case of fraudulent, intentional, willful or grossly negligent misconduct by the recipient of an award, the Compensation Committee can recoup previous incentive awards paid regardless of when the awards were paid to the executive. If the inaccuracy is not the result of these circumstances, the Compensation Committee can only recover incentive awards paid based on the inaccuracy if they were paid in the three years prior to the determination that the financial statement was inaccurate.
Equity Award Practices:  The Compensation Committee approves all equity awards to our executives, the aggregate annual equity pool, employee grant guidelines, and all equity awards to all employees during the annual grant process, which generally takes place in February. For employees hired during the year that are below the Senior Vice President level, the Compensation Committee has delegated actual award determination to the Grant Committee which currently has one member, D. James Bidzos. Grant Committee awards are granted on the 15th of the month (or next scheduled trading day if the 15th is not a trading day) following approval by the Grant Committee.
Benefits:  We do not provide our executives with any benefits other than those provided to all of our other U.S.-based employees. All of our U.S.-based employees are eligible for medical, dental and vision insurance, life insurance, short and long-term disability, paid time off, an employee stock purchase plan, and a qualified 401(k) salary deferral plan.
Severance Agreements:  We generally do not enter into severance or employment agreements with our executives, nor do we provide severance or other benefits following voluntary termination. However, the Compensation Committee may determine in special circumstances that providing such severance payments and benefits is warranted in order to attract a potential executive or for other business considerations.

Change-In-Control and Retention Agreements:  We have entered into change-in-control and retention agreements with our executives. These agreements provide for change-in-control severance benefits and payments in the event the executive’s employment is terminated in connection with a change in control of the Company. They are “double trigger” agreements which means the executives will only be eligible for payments under the agreements if both a change-in-control of the Company occurs and the executive’s employment is terminated without cause (or by the executive for good reason) within 24 months of the change-in-control.
The Compensation Committee believes these agreements are necessary to attract and retain executive talent and to neutralize the personal interests of our executives when making decisions related to potentially beneficial corporate transactions. Each year, the Compensation Committee reviews the provisions of the change-in-control agreements with FW Cook and makes adjustments as necessary to ensure alignment of executives’ interests with stockholders’ interests. No changes were made to the existing agreements in 2016 as FW Cook advised the Compensation Committee that they were in line with best practices which include double trigger benefits, severance multiples less than or equal to 2x base salary and target bonus and the lack of a tax-gross up provision. Additional details about these agreements, including potential payments, may be found in the “Potential Payments Upon Termination or Change-in-Control” section and the “Termination and Change-in-Control Benefit Estimates as of December 31, 2016” table.
Risk Assessment:   In 2016, we performed a comprehensive assessment of our compensation policies and program design to determine whether risks arising under them would be likely to have a material adverse effect on the Company. We considered each element of our compensation programs and policies in our enterprise-wide risk assessment and determined that none of our compensation policies and programs creates a risk that is reasonably likely to have a material adverse effect on the Company.
Tax Treatment of Executive Compensation:  Section 162(m) of the Internal Revenue Code of 1986 limits the amount of compensation in excess of $1,000,000 that the Company may deduct in any one year with respect to its CEO and three other most highly compensated officers (excluding the CFO) serving at the end of the fiscal year as disclosed in the annual Proxy Statement. There are exceptions to this deduction limit if the compensation is “performance-based” under Section 162(m). The Company does not limit compensation as a result of Section 162(m) but does try to structure its executive compensation program to maximize the amount of compensation that may be deducted. While base salaries and time-vesting RSUs are subject to the deduction limitation, our performance-based awards, including annual incentive bonus and PSUs, are designed to allow for qualification as performance-based compensation under Section 162(m).
In order to try to ensure that annual incentive bonuses paid to certain executives are considered performance-based compensation under Section 162(m), in 2015, stockholders approved the Annual Incentive Compensation Plan (“AICP”). The AICP is the vehicle under which certain of our executives’ bonuses, determined as described above, are paid.
For 2016, assuming the performance goal was met, each such executive could be awarded a maximum bonus of 300% of his or her target bonus (but no more than $5 million), subject to the Compensation Committee’s discretion to award bonuses in lesser amounts. The Compensation Committee exercised its discretion to award bonuses in lesser amounts and primarily based the AICP payments on the funding results of the VPP annual bonus program of 143%.
The performance goal for the AICP was approved by the Compensation Committee at its February 17, 2016 meeting and provided that the Company must achieve non-GAAP operating income in excess of $50 million before a bonus could be paid. This target was achieved.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the Compensation Committee
Louis A. Simpson (Chairperson)
Jamie S. Gorelick
Timothy Tomlinson

 Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during 2016 were Louis A. Simpson, Jamie S. Gorelick and Timothy Tomlinson. All of the members of the Compensation Committee during 2016 were independent directors, and none of the members of the Compensation Committee during 2016 were employees or officers or former officers of Verisign. No executive officer of Verisign has served on the Compensation Committee (or other board committee performing equivalent functions, if any) or the board of directors of another entity, one of whose executive officers served as a member of the Compensation Committee of Verisign during 2016; and no executive officer of Verisign has served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Board during 2016.

Summary Compensation Table
The following table sets forth certain summary information concerning the compensation received by each person who served as our principal executive officer and principal financial officer during fiscal 2016 and our NEOs.
SUMMARY COMPENSATION TABLE

Named Executive Officer and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
D. James Bidzos	2016	792,308	8,477,344	1,430,000	720		10,700,372
Executive Chairman, President and Chief Executive Officer	2015	750,000	8,499,901	877,500	20,421	(5)	10,147,822
	2014	750,000	5,999,948	885,000	15,032	(5)	7,649,980

Todd B. Strubbe	2016	550,000	2,759,852	613,800	30,317	(6)	3,953,969
Executive Vice President and Chief Operating Officer	2015	370,192	6,559,970	350,000	222,764	(6)	7,502,926

George E. Kilguss, III	2016	467,308	2,555,373	509,438	8,872		3,540,991
Executive Vice President, Chief Financial Officer	2015	422,692	2,499,895	350,000	8,807		3,281,394
	2014	410,000	1,699,956	350,000	8,480		2,468,436

Thomas C. Indelicarto	2016	413,462	1,855,392	485,000	594		2,754,448
Executive Vice President, General Counsel and Secretary	2015	346,923	1,599,966	300,000	499		2,247,388
	2014	274,171	829,600	140,267	515		1,244,553

(1)	Includes, where applicable, amounts electively contributed by each Named Executive Officer under our 401(k) Plan.

(2)
Amounts shown represent the aggregate grant date fair value, which is based on the closing share price on the date of the grant. Stock Awards consist of RSUs granted in 2016, 2015, and 2014, respectively. Amounts shown in “Stock Awards” include the value of awards subject to performance and market conditions based upon the probable outcome of the performance conditions as of the grant date of the award, excluding the effect of estimated forfeitures. Grant date fair value for PSUs included in “Stock Awards” were as follows: Mr. Bidzos, $3,599,927 (2016), $3,499,991 (2015), $3,499,951 (2014); Mr. Strubbe, $1,379,926 (2016), $1,380,000 (2015); Mr. Kilguss, $1,049,972 (2016), $999,954 (2015), $849,978 (2014); , and Mr. Indelicarto, $699,981 (2016), $549,990 (2015). Grant date fair value for PSUs granted in 2016, 2015, and 2014, at the maximum achievement level (i.e., 200% payout) would be 152%, 163%, and 153%, respectively, of the amounts for each executive, calculated using a Monte Carlo simulation model. Grant date fair value for special PSUs included in “Stock Awards” for 2016 includes $2,277,452 for Mr. Bidzos and $455,429 each for Mr. Kilguss and Mr. Indelicarto calculated using a Monte Carlo simulation model. Grant date fair value for these special PSUs reflects the possible range of achievement levels that may occur and will not change regardless of actual outcome. The PSUs granted in 2014 vested in February 2017 at the maximum achievement level, resulting in 200% payout.

(3)	Amounts shown are for non-equity incentive plan compensation earned during the year indicated, but paid in the following year.

(4)
Except as otherwise indicated, amounts in “All Other Compensation” for fiscal 2016, fiscal 2015, and fiscal 2014 include, where applicable, matching contributions made by the Company to the VeriSign, Inc. 401(k) Plan, wellness incentive payment, life insurance and accidental death and dismemberment insurance payments.

(5)	Includes $11,450 (2015) and $14,204 (2014) in payments for a leased automobile. As of 2016 Mr. Bidzos no longer leased an automobile.

(6)	Includes $20,418 (2016) and $222,284 (2015) in relocation payments for Mr. Strubbe, who was hired April 20, 2015.

Grants of Plan-Based Awards for Fiscal 2016
The following table shows all plan-based awards granted to the Named Executive Officers during fiscal 2016 under annual and long-term plans.
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2016(1)

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
D. James Bidzos	1/4/2016				0	29,779	59,558		2,277,452
	2/17/2016	0	1,000,000	3,000,000	0	44,198	88,396		3,599,927
	2/17/2016							31,921	2,599,965
Todd B. Strubbe	2/17/2016	0	440,000	1,320,000	0	16,942	33,884		1,379,926
	2/17/2016							16,942	1,379,926
George E. Kilguss, III	1/4/2016				0	5,955	11,910		455,429
	2/17/2016	0	356,250	1,068,750	0	12,891	25,782		1,049,972
	2/17/2016							12,891	1,049,972
Thomas C. Indelicarto	1/4/2016				0	5,955	11,910		455,429
	2/17/2016	0	318,750	956,250	0	8,594	17,188		699,981
	2/17/2016							8,594	699,981

(1)
Named Executive Officers are eligible to receive an annual cash bonus under the annual incentive program and long-term incentive compensation under our 2006 Plan as described in “Compensation Discussion and Analysis” elsewhere in this Proxy Statement.

(2)
The Named Executive Officers were awarded PSUs on February 17, 2016, to be earned based on Company performance and subject to a relative TSR achievement threshold in fiscal year 2018 and determination to be made after the end of fiscal year 2018. Messrs. Bidzos, Kilguss and Indelicarto were awarded PSUs on January 4, 2016, to be earned on relative TSR achievement during the years 2016 through 2019, and determination to be made after the end of fiscal year 2019.

(3)	The RSU awards vest 25% of the total award on the first anniversary of the date of grant and then vest 6.25% of the total award each quarter thereafter, until fully vested.

 Outstanding Equity Awards at 2016 Fiscal Year-End
The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2016 granted under the 2006 Plan.
OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

		Stock Awards
Named Executive Officer	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)
D. James Bidzos	02/26/2013	13,957	(2)	1,061,709
	02/19/2014	22,628	(2)	1,721,312
	02/19/2014				126,718	(4)	9,639,438
	02/10/2015	30,798	(2)	2,342,804
	02/10/2015				114,980	(5)	8,746,529
	10/20/2015	24,738	(3)	1,881,820
	01/04/2016				29,779	(6)	2,265,289
	02/17/2016	31,921	(3)	2,428,230
	02/17/2016				44,198	(7)	3,362,142

Todd B. Strubbe	04/20/2015	15,566	(2)	1,184,106
	04/20/2015	28,575	(9)	2,173,700
	04/20/2015				41,510	(5)	3,157,666
	02/17/2016	16,942	(3)	1,288,778
	02/17/2016				16,942	(7)	1,288,778

George E. Kilguss, III	02/26/2013	4,745	(2)	360,952
	02/19/2014	7,693	(2)	585,207
	02/19/2014				30,774	(4)	2,340,978
	02/10/2015	12,318	(2)	937,030
	02/10/2015				32,850	(5)	2,498,900
	10/20/2015	4,947	(3)	376,318
	01/04/2016				5,955	(6)	452,997
	02/17/2016	12,891	(3)	980,618
	02/17/2016				12,891	(7)	980,618

Thomas C. Indelicarto (8)	02/26/2013	1,660	(2)	126,276
	04/15/2013	250	(2)	19,018
	01/15/2014	500	(2)	38,035
	02/19/2014	2,000	(2)	152,140
	11/14/2014	4,500	(2)	342,315
	02/10/2015	6,775	(2)	515,374
	02/10/2015				18,068	(5)	1,374,433
	10/20/2015	4,947	(3)	376,318
	01/04/2016				5,955	(6)	452,997
	02/17/2016	8,594	(3)	653,746
	02/17/2016				8,594	(7)	653,746

(1)	The market value is calculated by multiplying the number of shares by the closing price of our common stock on December 31, 2016, which was $76.07.

(2)	The RSU award vests 25% of the total award on each anniversary of the date of grant until fully vested.

(3)	The RSU award vests 25% of the total award on the first anniversary of the date of grant and then vests 6.25% of the total award each quarter thereafter until fully vested.

(4)
Awards of PSUs were granted on February 19, 2014, to be earned based on Company performance in fiscal years 2014, 2015 and 2016. Performance criteria were achieved at the maximum level and as such, these PSUs vested on the date the Company received an unqualified signed opinion on the Company’s financial statements from its independent registered public accounting firm, February 17, 2017.

(5)
Awards of PSUs were granted on February 10, 2015 (on April 20, 2015 to Mr. Strubbe), to be earned based on Company performance in fiscal years 2015, 2016 and 2017 and determination to be made after the end of fiscal year 2017. The number of shares shown reflects achievement of the maximum performance level based on Company performance and relative TSR of Verisign stock compared to the TSR of the S&P 500 for 2015 and 2016.

(6)	Awards of PSUs were granted on January 4, 2016, to be earned based on achievement of specified levels of TSR of Verisign stock compared to the TSR of the S&P 500 over a four-year performance period.

(7)
Awards of PSUs were granted on February 17, 2016, to be earned based on Company performance in fiscal years 2016, 2017, and 2018 and determination to be made after the end of fiscal year 2018. The number of shares shown reflects achievement of the target performance level based on Company performance and relative TSR of Verisign stock compared to the TSR of the S&P 500 for 2016.

(8)	Includes awards granted prior to promotion and appointment as NEO and Section 16 Officer.

(9)	The RSU award vested 25% of the total award on June 30, 2015 and then 25% of the total award on each anniversary of the date of grant until fully vested.

Option Exercises and Stock Vested for Fiscal 2016
The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by our Named Executive Officers during fiscal 2016.
OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2016

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
D. James Bidzos	150,456	12,136,896
Todd B. Strubbe	19,477	1,739,101
George E. Kilguss, III	52,244	4,285,449
Thomas C. Indelicarto	11,319	895,646

Potential Payments Upon Termination or Change-in-Control
Except as described below, the Company has no formal severance program for its NEOs, each of whom may be terminated at any time at the discretion of the Board.

Treatment of Equity Upon Death or Disability

On February 26, 2013, the Compensation Committee approved modifications to the form of Employee Restricted Stock Unit Agreements to allow for full acceleration of unvested equity for grants made on or after February 26, 2013 in the event of termination due to death or disability as follows:

•	Time-Based RSUs – unvested RSUs shall accelerate in full according to the terms in the “Employee Restricted Stock Unit Agreement;” and

•
PSUs – If such termination occurs during the applicable performance period and before the conclusion of such performance period, then such PSUs will accelerate based on the target achievement level; if such termination occurs after the conclusion of the applicable performance period but before the award for such performance period has been paid, then the PSUs will fully accelerate based upon the actual achievement level.

Change in Control Agreements

Each of our executives is party to a change in control and retention agreement (the “CIC Agreements”). Under the CIC Agreements, each of the executives is entitled to receive severance benefits if, within the twenty-four months following a “change-in-control” (or under certain circumstances, during the six-month period preceding a change-in-control), the executive’s employment is terminated by the Company or its successor without “cause” or by the executive for “good reason” (referred to as a “qualified termination”). The terms and conditions of the CIC Agreements are described below.
Under the CIC Agreements, “change-in-control” means:
(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (excluding, for purposes of this Section, securities acquired directly from the Company), of securities of the Company representing at least thirty-five percent (35%) of (A) the then-outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;
(b) the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
(c) a change in the composition of the Board occurring within a 24-month period, as a result of which fewer than a majority of the directors are incumbent directors;
(d) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(e) stockholder approval of the dissolution or liquidation of the Company.
Under the CIC Agreements, “cause” means:
(a) an executive’s willful and continued failure to substantially perform the executive’s duties after written notice providing the executive with ninety (90) days from the date of the executive’s receipt of such notice in which to cure;
(b) conviction of (or plea of guilty or no contest to) the executive for a felony involving moral turpitude;
(c) an executive’s willful misconduct or gross negligence resulting in material harm to the Company; or
(d) an executive’s willful violation of the Company’s policies resulting in material harm to the Company.
Under the CIC Agreements, “good reason” means:
(a) a change in the executive’s authority, duties or responsibilities that is inconsistent in any material and adverse respect from the executive’s authority, duties and responsibilities immediately preceding the change-in-control;
(b) a reduction in the executive’s base salary compared to the executive’s base salary immediately preceding the change-in-control, except for an across-the-board reduction of not more than ten percent (10%) of base salary applicable to all senior executives of the Company;
(c) a reduction in the executive’s bonus opportunity of five percent (5%) or more from the executive’s bonus opportunity immediately preceding the change-in-control, except for an across-the-board reduction applicable to all senior executives of the Company;
(d) a failure to provide the executive with long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives at the Company;
(e) a reduction of at least 5% in aggregate benefits that the executive is entitled to receive under all employee benefit plans of the Company following a change-in-control compared to the aggregate benefits the executive was eligible to receive under all employee benefit plans maintained by the Company immediately preceding the change-in-control;
(f) a requirement that the executive be based at any office location more than 40 miles from the executive’s primary office location immediately preceding the change-in-control, if such relocation increases the executive’s commute by more than ten (10) miles from the executive’s principal residence immediately preceding the change-in-control; or
(g) the failure of the Company to obtain the assumption of the agreement from any successor as provided in the agreement.
Under the CIC Agreements, “incumbent director” means: directors who either (i) are directors as of the date of the CIC Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the incumbent directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).
If a change-in-control occurs and the executive officer experiences a qualifying termination and timely delivers a general release agreement, the CIC Agreements provide that Verisign will make the following payments and provide the following benefits to the executive officer (subject to a six month delay if and to the extent required by the deferred compensation rules set forth in and promulgated under Section 409A of the Code):

•	a lump sum equal to the pro rata target bonus for the year in which the executive officer was terminated;

•
a lump sum equal to a specified multiple of the sum of (i) the executive officer’s annual base salary plus (ii) the average of the executive officer’s target annual bonus amount for the last three full fiscal years prior to a change-in-control, or, if the executive officer was employed by the Company for fewer than three full fiscal years preceding the fiscal year in which the change-in-control occurs, the average target bonus for the number of full fiscal years the executive officer was employed by the Company before the change-in-control or the target bonus for the fiscal year in which the change-in-control occurs if the executive officer was not eligible to receive a bonus from the Company during any of the prior three fiscal years; the applicable multiples are 200% of the annual base salary and bonus for the CEO and 100% of the annual base salary and bonus for other executive officer participants;

•	if the executive elects to continue medical coverage under COBRA, reimbursement of the executive’s premium, for 24 months for the CEO and for 12 months for all other executives;

•
immediate acceleration of vesting of all of the executive officer’s unvested stock options and RSUs; however, if the consideration to be received by stockholders of the Company in connection with the change-in-control consists of substantially all cash or if the stock options and RSUs held by the executive officer are not assumed in the change-in-control, then all of the executive officer’s then-unvested and outstanding stock options and RSUs shall vest immediately prior to the change-in-control regardless of whether or not there is a termination of employment in connection therewith; and

•	if performance shares are accelerated, and the performance period has not been completed, the amount payable is computed as if the performance has been satisfied at the target level.
In addition, the CIC Agreements include the following terms and conditions:

•
to the extent any change-in-control payments or benefits are characterized as excess parachute payments within the meaning of Section 4999 of the Code, and such characterization would subject the executive officer to a federal excise tax due to that characterization, the executive officer’s termination benefits will be reduced to an amount so that none of the amounts payable constitute excess parachute payments if this would result in the executive officer’s receipt, on an after-tax basis, of the greatest amount of termination and other benefits, after taking into account applicable federal, state and local taxes, including the excise tax under Section 4999 of the Code;

•
an initial term ending on August 24, 2012 and automatic renewal for one-year periods thereafter unless the Board terminates the CIC Agreement at least 90 days before the end of the then-current term, provided that such termination shall not be effective until the last day of the then-current term; and

•	the executive officer is prohibited from soliciting employees of Verisign or competing against Verisign for a period of twelve months following termination.
The following table shows the value of RSUs that would have vested for our Named Executive Officers as of December 31, 2016, as well as the additional cash compensation payable, if any, under the change-in-control and termination scenarios described above. The value of the accelerated RSUs is based on the market value of our common stock as of December 31, 2016, which was $76.07.
Termination and Change-in-Control Benefit Estimates as of December 31, 2016

	Value of Cash and Continued Health Benefits ($)(1)	Value of Accelerated Stock Awards ($)
Named Executive Officer	Change-in-Control plus Qualifying Termination	Death, Disability or Change-in-Control plus Qualifying Termination(2)
D. James Bidzos	4,277,554	29,076,008
Todd B. Strubbe	1,449,098	7,514,195
George E. Kilguss, III	1,163,932	8,264,169
Thomas C. Indelicarto	1,005,099	4,017,181

(1)
To the extent any payments made or benefits provided upon termination of an executive officer’s employment constitute deferred compensation subject to Section 409A of the Code, payment of such amounts or provision of such benefits will be delayed for six months after the executive officer’s separation from service if and to the extent required under Section 409A.

(2)
If the equity awards held by the executive are not assumed upon a change-in-control or the consideration to be received by stockholders consists of substantially all cash, then all such equity awards shall have their vesting and exercisability accelerated in full immediately prior to the change-in-control regardless of whether there is a qualifying termination.

Equity Compensation Plan Information
The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2016.

EQUITY COMPENSATION PLAN INFORMATION

	Equity Compensation Plan Information
	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by stockholders (2)	1,845,454	$0.00	10,705,678	(3)
Equity compensation plans not approved by stockholders	—	$—	—
Total	1,845,454	$0.00	10,705,678

(1)
Only includes shares subject to RSUs outstanding as of December 31, 2016 that were issued under the 2006 Plan. Excludes purchase rights accruing under the 2007 Employee Stock Purchase Plan (the “2007 Purchase Plan”), which has a remaining stockholder-approved reserve of 1,171,126 shares as of December 31, 2016. There are no outstanding options or warrants.

(2)	Includes the 2006 Plan, and the 2007 Purchase Plan.

(3)
Consists of shares available for future issuance under the 2006 Plan and the 2007 Purchase Plan. As of December 31, 2016, an aggregate of 9,534,552 shares and 1,171,126 shares of common stock were available for issuance under the 2006 Plan and the 2007 Purchase Plan, respectively, including 137,933 shares purchased under the 2007 Purchase Plan in January 2017. In addition to options and RSUs, shares can be granted under the 2006 Plan pursuant to stock appreciation rights, restricted stock awards, stock bonuses and performance shares.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED PERSONS
Verisign’s Audit Committee approved a written Policy for Entering into Transactions with Related Persons (the “Related Person Transaction Policy”) which sets forth the requirements for review, approval or ratification of transactions between Verisign and “related persons,” as such term is defined under Item 404 of Regulation S-K.
Pursuant to the terms of the Related Person Transaction Policy, the Audit Committee shall review, approve or ratify the terms of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) Verisign was or is to be a participant and (ii) a related person has or will have a direct or indirect material interest (“Related Person Transaction”), except for those transactions, arrangements or relationships specifically listed in the Related Person Transaction Policy that do not require approval or ratification. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee will take into account, among factors it deems appropriate, whether the Related Person Transaction terms are no more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the materiality of the related person’s direct or indirect interest in the transaction.
Prior approval of the Audit Committee shall be required for the following Related Person Transactions:

•
Any Related Person Transaction to which a related person is a named party to the underlying agreement or arrangement; provided, however, certain agreements or arrangements between Verisign and a related person concerning employment and any compensation solely resulting from employment or concerning compensation as a member of the Board that have, in each case, been entered into or approved in accordance with policies of Verisign shall not be subject to prior approval of the Audit Committee;

•
Any Related Person Transaction involving an indirect material interest of a related person where the terms of the agreement or arrangement are not negotiated on an arm’s length basis or where the Related Person Transaction is not a transaction in the ordinary course of business; and

•	Any Related Person Transaction where the total transaction value exceeds $1,000,000.
On a quarterly basis, the Audit Committee shall review and, if determined by the Audit Committee to be appropriate, ratify any Related Person Transactions not requiring prior approval of the Audit Committee pursuant to the Related Person Transaction Policy.
In the event Verisign proposes to enter into a transaction with a related person who is a member of the Audit Committee or an immediate family member of a member of the Audit Committee, prior approval by a majority of the disinterested members of the

Board shall be required and no such member of the Audit Committee for which he or she or an immediate family member is a related person shall participate in any discussion or approval of such transaction, except to provide all material information concerning the Related Person Transaction.
The following Related Person Transactions shall not require approval or ratification by the Audit Committee:

•	Payment of compensation to executive officers in connection with their employment with Verisign; provided that such compensation has been approved in accordance with policies of Verisign.

•	Remuneration to directors in connection with their service as a member of the Board; provided that such remuneration has been approved in accordance with policies of Verisign.

•	Reimbursement of expenses incurred in exercising duties as an officer or director of Verisign; provided that such reimbursement has been approved in accordance with policies of Verisign.

•
Any transaction with another company at which a related person’s only relationship is as a director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed $1,000,000.

•	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•
Any transaction involving a related person where the rates or charges involved are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•
Any transaction where the related person’s interest arises solely from the ownership of Verisign’s common stock and all holders of Verisign’s common stock received the same benefit on a pro rata basis (e.g., dividends).

There are no transactions required to be reported under Item 404(a) of Regulation S-K where the Related Person Transaction Policy did not require review, approval or ratification, or where the Related Person Transaction Policy was not followed during fiscal 2016.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since January 1, 2016, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we or any of our subsidiaries are or were to be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer or beneficial holder of more than 5% of the common stock of Verisign or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

PROPOSAL NO. 3
TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE FREQUENCY OF THE EXECUTIVE COMPENSATION VOTE

In accordance with Section 951 of the Dodd-Frank Act and the corresponding Securities and Exchange Commission rules, Verisign is seeking a non-binding advisory vote as to the frequency with which the approval of executive compensation vote be included as a proposal in the Proxy Statement and an agenda item at the Annual Meeting. Stockholders may cast a vote for every one, two or three years, or abstain from voting on this proposal.

Verisign believes that an annual vote is most appropriate. The compensation of our Named Executive Officers is reviewed, adjusted and approved on an annual basis. The Board believes that its stockholders should likewise have the opportunity to provide their direct input on executive compensation on an annual basis. Accordingly, our Board recommends that the advisory vote to approve executive compensation be held every year.

You may elect to have the vote held annually, every two years or every three years, or you may abstain. You are not voting to approve or disapprove the Board’s recommendation but for one of the four specified choices. The vote is advisory and non-binding. The Compensation Committee will consider the outcome of the vote, along with other relevant factors, in recommending a voting frequency to the Board for its adoption.
The Board Recommends a Vote “FOR” an annual non-binding stockholder advisory vote to approve executive compensation.

PROPOSAL NO. 4
APPROVAL OF THE AMENDED AND RESTATED 2007 EMPLOYEE STOCK PURCHASE PLAN
The Board has determined that it is in the best interests of Verisign and its stockholders to seek stockholder approval of an amendment to our 2007 Employee Stock Purchase Plan, which has been renamed as the Amended and Restated 2007 Employee Stock Purchase Plan (ESPP). The ESPP was originally adopted upon approval by our stockholders in 2007. In March 2017, the Board of Directors approved changes to the ESPP, subject to stockholder approval, which will:
•Increase the number of shares of Verisign common stock authorized and reserved for issuance under the ESPP by an additional 2,500,000 shares; and
•Extend the term of the ESPP for an additional ten years, until March 29, 2027.
As of March 31, 2017, 1,033,193 shares remained available for issuance under the ESPP. The increase of 2,500,000 shares which we are seeking stockholder approval for represents approximately 2.45% of the Company’s outstanding shares of common stock as of March 31, 2017.
We believe that the ESPP is in the best interest of stockholders, as it enhances broad-based employee stock ownership; enables the Company to attract, motivate and retain the best employees with a market-competitive benefit; and does so at a reasonable cost to stockholders. We are proposing an increase in the number of shares authorized and reserved for issuance under the ESPP to enable us to continue providing this benefit to new and current employees. Our Board of Directors believes that the Company’s interests are best advanced by aligning stockholder and employee interests. The ESPP is intended to provide the Company’s and its subsidiaries’ eligible employees with an opportunity to participate in the Company’s success by permitting them to acquire an ownership interest in the Company through periodic payroll deductions that will be applied towards the purchase of shares of our common stock at a discount from the market price.

The proposed additional 2,500,000 shares being requested under this proposal represents potential dilution of approximately 2.4% as of December 31, 2016 (potential dilution for this purpose is determined by dividing the 2,5000,000 additional shares by the total number of common stock outstanding as of December 31, 2016). The dilution attributable to the ESPP for fiscal 2016 was 0.2% (which was determined by dividing the number of shares issued under the ESPP during fiscal 2016 by the total number of common stock outstanding as of December 31, 2016). The Board of Directors believes that this is a reasonable amount of potential dilution and generally in line with that of our peer companies.
We monitor our long-term dilution as a result of the ESPP by tracking the number of shares actually purchased and issued under the ESPP on an annual basis, expressed as a percentage of total shares outstanding and referred to as burn rate. Burn rate is another measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans. Our burn rate for fiscal 2016 was 0.65%.

Based upon the typical levels of participation in the ESPP over the last several years, we expect the additional 2,500,000 shares will be sufficient to cover purchases under the plan for at least the next 10 years. In approving the increase to the share pool under the ESPP, the Board of Directors determined that reserving shares sufficient for approximately 10 years of new purchases at historical rates is in line with the practice of our public peer companies.
The following is a summary of the principal provisions of the ESPP. This summary is qualified in its entirety by reference to the full marked text of the ESPP which is attached as Appendix A.
ESPP Background
Each offering under the ESPP will be for a period of 24 months and will consist of consecutive purchase periods of approximately six months in length. Offering periods begin on February 1 and August 1. Each participant will be granted an option on the first day of the offering period and the option will be automatically exercised on the last day of each purchase period during the offering period using the contributions the participant has made for this purpose. The purchase price for the common stock purchased under the ESPP is 85% of the lesser of the fair market value of the common stock on the first business day of the applicable offering period and on the last business day of the applicable purchase period. The Compensation Committee has the power to change the duration of offering periods and purchase periods.
Shares Subject to the ESPP
Subject to the adjustments as provided below, if this proposal is approved by stockholders, a maximum of 2,500,000 additional shares will be available for issuance under the ESPP.

Administration
The Compensation Committee, the members of which are appointed by the Board of Directors, administers the ESPP. All of the current members of the Compensation Committee have no material relationships with the Company, its employees or its affiliates.
The Compensation Committee has the authority to construe and interpret any of the provisions of the ESPP.
Eligibility
Employees generally are eligible to participate in the ESPP if they are customarily employed by Verisign or by a participating subsidiary for more than 20 hours per week. Verisign or a participating subsidiary also must have employed the employee at least ten days prior to the beginning of the offering period. Eligible employees may select a rate of payroll deduction between 2% and 25% of their compensation and are subject to certain maximum purchase limitations.
As of December 31, 2016, 986 employees, including all of our executive officers, were eligible to participate in the ESPP.
Special Limitations
The ESPP imposes certain limitations upon a participant’s rights to acquire common stock, including the following limitations:
Purchase rights may not be granted to any individual who owns stock, including stock purchasable under any outstanding purchase rights, possessing 5% or more of the total combined voting power or value of all classes of stock of VeriSign or any of its affiliates.
Purchase rights granted to a participant may not permit the individual to accrue the right to purchase our common stock at an annual rate of more than $25,000, valued at the time each purchase right is granted.
If on a purchase date the fair market value of a share of our common stock is less than half of 85% of the fair market value of a share of our common stock on the offering date, then on such purchase date no participant may purchase more than the number of shares determined by dividing 85% of the fair market value of a share of our common stock on the offering date into 50% of such participant’s compensation to be paid during the applicable offering period.
Termination of Purchase Rights
A purchase right will terminate upon the participant’s election to withdraw from the ESPP. Any payroll deductions that the participant may have made with respect to the terminated purchase right will be refunded to the participant if the election to withdraw from the ESPP is received by Verisign at least 15 days prior to the end of an offering period. If the participant’s election to withdraw is received by Verisign less than 15 days prior to the end of an offering period, the participant’s payroll deductions will be used to purchase shares on the purchase date and his/her participation will end at the beginning of the next purchase period or offering period. A participant’s election to withdraw from the ESPP is irrevocable, and the participant may not rejoin the purchase period or offering period for which the terminated purchase right was granted.
A purchase right will also terminate upon the participant’s termination of employment. Any payroll deductions that the participant may have made during the purchase period in which the termination occurs will be refunded to the participant.
In addition, Verisign has specifically reserved the right, exercisable in the sole discretion of the Board of Directors, to terminate the ESPP, or any offering period thereunder, at any time. In such an event, all outstanding purchase rights will be canceled and the payroll deductions returned to participants.
Stockholder Rights
No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of the purchase.
Assignability
No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following the participant’s death. Each purchase right will, during the lifetime of the participant, be exercisable only by the participant.

Mergers, Consolidations and Change of Control
The ESPP provides that, in the event of the proposed dissolution or liquidation of VeriSign, Inc., the offering period will terminate immediately prior to the consummation of the proposed action, provided that the Compensation Committee may, in its sole discretion, fix a different date for termination of the ESPP and give each participant the opportunity to purchase shares under the ESPP prior to the termination.
The ESPP provides that, in the event of certain change-in-control transactions, as discussed in Section 14(b) of the ESPP, the ESPP will, subject to the discretion of the Compensation Committee, either (i) continue for all offering periods that began prior to the transaction and shares will be purchased based on the fair market value of the surviving corporation’s stock on each purchase date, or (ii) terminate immediately prior to the closing of the change-in-control transaction.
Amendment of the Plan
The Board has the authority to amend, terminate or extend the term of the ESPP, except that no action may adversely affect any outstanding options previously granted under the ESPP and stockholder approval is required to (i) increase the number of shares that may be issued or change the terms of eligibility under the ESPP, (ii) materially increase benefits to participants (including a repricing, reducing the exercise price, or extending the term of the ESPP), (iii) materially change the designation of employees eligible for participation, and (iv) expand the types of awards offered under the ESPP.
The ESPP will terminate in 2027, on the tenth anniversary of the date of its adoption by our Board, unless terminated earlier under the terms of the ESPP. The effect of termination is that no new offering periods will commence under the ESPP, but outstanding offering periods will continue according to their terms.
Federal Tax Consequences
The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Under such a plan, no taxable income will be reportable by a participant, and no deductions will be allowable to Verisign, as a result of the grant or exercise of the purchase rights issued under the ESPP. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.
If the participant sells or otherwise disposes of the purchased shares within two years after commencement of the offering period during which those shares were purchased or within one year of the date of purchase, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. If the participant sells or disposes of the purchased shares more than two years after the commencement of the offering period in which those shares were purchased and more than one year from the date of purchase, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or 15% of the fair market value of the shares on the date of commencement of such offering period. Any additional gain upon the disposition will be taxed as a capital gain.
If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price or 15% of the fair market value of the shares on the date of commencement of the offering period during which those shares were purchased will constitute ordinary income in the year of death.
If the purchased shares are sold or otherwise disposed of within two years after commencement of the offering period during which those shares were purchased or within one year after the date of purchase, then Verisign will be entitled to an income tax deduction in the year of sale or disposition equal to the amount of ordinary income recognized by the participant as a result of such sale or disposition. No deduction will be allowed in any other case.
New Benefits Under the ESPP
Because awards to employees under the ESPP are based on voluntary contributions in amounts determined by the participant, the benefits and amounts that will be received or allocated under the ESPP are not determinable at this time. Therefore, we have not included a table reflecting such benefits or awards.
Based on their shareholdings as of December 31, 2016, (determined in accordance with Section 423 of the Code) all of our Named Executive Officers will be eligible to participate in our ESPP, except employees of the China subsidiary. None of our non-employee directors will be eligible to participate in the ESPP.

The Board of Directors Recommends a Vote “FOR” Approval of the Amended and Restated 2007 Employee Stock Purchase Plan.
The Board Recommends a Vote “FOR” the Approval of the Amendment to Verisign’s 2007 Employee Stock Purchase Plan.

PROPOSAL NO. 5
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2017, and, as a matter of good corporate governance, our stockholders are being asked to ratify this selection. Representatives of KPMG LLP, expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.
The Board Recommends a Vote “FOR” the Ratification of the Selection of KPMG LLP as our
Independent Registered Public Accounting Firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table presents fees billed for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2016 and December 31, 2015, and fees billed for other services provided by KPMG LLP, in each of the last two completed fiscal years.

	2016 Fees	2015 Fees
Audit Fees (including quarterly reviews):
Consolidated Integrated Audit	$1,408,515	$1,349,000
Statutory Audits	210,012	203,128
Comfort Letters and Consent on SEC filing	—	234,720
Total Audit Fees	1,618,527	1,786,848
Audit-Related Fees (1)	—	255,000
Tax Fees (2)	1,260	85,000
All Other Fees	—	—
Total Fees	1,619,787	2,126,848

(1) Audit-Related Fees consist principally of reporting on Service Organization Controls (SOC 2 and 3 reports).
(2) Tax Fees consist principally of technical tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Per the Audit Committee’s Charter, the Audit Committee, or a designated member of the Audit Committee, pre-approved all audit and permissible non-audit services provided by the independent registered public accounting firm. These services included audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

OTHER INFORMATION

2018 Stockholder Proposals or Nominations
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2018 Proxy Statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8, to our principal executive offices in care of our Secretary by the means discussed below in the “Communicating with Verisign” section of this Proxy Statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than 6:00 p.m. Eastern Time on December 13, 2017.
We strongly encourage any stockholder interested in submitting a proposal to contact our Secretary in advance of this deadline to discuss the proposal, and stockholders may find it helpful to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our Proxy Statement. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the “Corporate Governance and Nominating Committee” section of this Proxy Statement.
Verisign engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends and events in corporate governance and compare and evaluate new developments against our current practices; we understand that corporate governance is not in a static state with regard to numerous topic areas. We seek and receive input from stockholders and other commentators on our practices and policies, and our Board and the Board’s Corporate Governance and Nominating Committee consider this input when reviewing proposals to change practices or policies.
In addition, under our Bylaws, any stockholder who intends to nominate a candidate for election to the Board or propose any business at our 2018 annual meeting (other than precatory (non-binding) proposals presented under Rule 14a-8), pursuant to the advance notice provisions of the Bylaws, must be received by our Secretary no earlier than 6:00 p.m. Eastern Time on January 25, 2018 and no later than 6:00 p.m. Eastern Time on February 24, 2018. Notice of proxy access director nominees must be received by our Secretary no earlier than 6:00 p.m. Eastern Time on November 13, 2017 and no later than 6:00 p.m. Eastern Time on December 13, 2017. In each case, the notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2018 annual meeting is held more than 30 days before or more than 60 days after the anniversary of the 2017 Annual Meeting of Stockholders, a stockholder seeking to nominate a candidate for election to the Board or propose any business at our 2018 annual meeting, pursuant to the advance notice provisions of the Bylaws, must submit notice of any such nomination or no earlier than 6:00 p.m. Eastern Time on the 120th day prior to such annual meeting and no later than 6:00 p.m. Eastern Time on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Verisign. If the 2018 annual meeting is held more than 30 days from the anniversary of the 2017 Annual Meeting of Stockholders, a stockholder seeking to nominate a candidate for election to the Board pursuant to the proxy access provisions of the Bylaws must submit notice of any such nomination no earlier than 6:00 p.m. Eastern Time on the 150th day prior to such annual meeting and no later than 6:00 p.m. Eastern Time on the later of the 120th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Verisign.

Other Business
The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Whether or not you expect to attend the Meeting, please complete the proxy electronically as described on the Notice of Internet Availability of Proxy Materials and under “Internet and Telephone Voting” in this Proxy Statement, or alternatively, if you have requested paper copies of the proxy soliciting materials, please complete, date, sign and promptly return the proxy in the enclosed postage paid envelope or cast your vote by phone so that your shares may be represented at the Meeting.

Communicating With Verisign
We have from time-to-time received calls from stockholders inquiring about the available means of communication with Verisign. We thought that it would be helpful to describe those arrangements that are available for your use.

•	If you would like to receive information about Verisign, you may use one of these convenient methods:

1.
To have information such as our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q mailed to you, please email our Investor Relations Department at ir@verisign.com, and specify your mailing address, or call our Investor Relations Department at 1-800-922-4917 (U.S.) or 1-703-948-3447 (international).

2.
To view our website on the internet, use our internet address: www.verisign.com. Our home page gives you access to product, marketing and financial data, and an on-line version of this Proxy Statement, our Annual Report on Form 10-K and other filings with the SEC. The information available on, or accessible through, this website is not incorporated herein by reference.

•	If you would like to write to us, please send your correspondence to the following address:

VeriSign, Inc.

Attention: Investor Relations

12061 Bluemont Way

Reston, Virginia 20190

or via email at ir@verisign.com.

•
If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Computershare Inc. at 1-877-255-1918. Foreign stockholders please call 1-201-680-6578. You may also visit their website at http://www.computershare.com/investor for step-by-step transfer instructions.

WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2016 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO INVESTOR RELATIONS AT 12061 BLUEMONT WAY, RESTON, VIRGINIA, OR BY EMAIL AT IR@VERISIGN.COM.

APPENDIX A

Amended and Restated 2007 Employee Stock Purchase Plan

As Adopted August 30, 2007,
and amended May 25, 2017

1. ESTABLISHMENT OF PLAN.    VeriSign, Inc. (the “Company”) proposes to grant options for purchase of the Company’s Common Stock to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “Parent Corporation” and “Subsidiary” (collectively, “Participating Subsidiaries”) shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). “Participating Subsidiaries” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of ~~6~~8,5~~0~~00,000 shares of the Company’s Common Stock is reserved for issuance under this Plan. Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.

2. PURPOSE. The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

3. ADMINISTRATION. This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4. ELIGIBILITY. Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:
(a) employees who are not employed by the Company or Participating Subsidiaries ten (10) days before the beginning of such Offering Period;

(b) employees who are customarily employed for twenty (20) hours or less per week;
(c) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries; and
(d) individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

5. OFFERING PERIODS.     The offering periods of this Plan (each, an “Offering Period”) shall be of twenty-four (24) months duration commencing on February 1 and August 1 of each year and ending on January 31 and July 31 of each year.~~; provided, however, that the first such Offering Period shall commence on August 1, 2007 (he “First Offering Date”) and sheall end on July 31, 2009.~~ Each Offering Period shall consist of four (4) six-month purchase periods (individually, a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan. Unless determined otherwise by the Committee with respect to a particular Offering Period, each Purchase Period shall run from February 1 or August 1 to the next succeeding July 31 or January 31 as the case may be. If the Committee determines that purchases shall not be made on a Purchase Date, then the Committee may, but need not, modify the length of subsequent Purchase Periods and/or add additional Purchase Periods as it may determine in its discretion. The first business day of each Offering Period is referred to as the “Offering Date”. The last business day of each Purchase Period is referred to as the “Purchase Date”. The Committee shall have the power to change the duration of Offering Periods or Purchase Periods as it may deem necessary or desirable in its sole discretion.

6. PARTICIPATION IN THIS PLAN. Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering a subscription agreement in the form specified by the Company not later than such Offering Date unless a later time for filing the subscription agreement authorizing payroll deductions is set by the Committee for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period and shall only be permitted to participate in any subsequent Offering Period by delivering such a subscription agreement not later than the Offering Date of such subsequent Offering Period. ~~Notwithstanding the foregoing, participants in any offering period under the Company’s 1998 Employee Stock Purchase Plan (the “1998 Plan”) shall, on termination of such offering period under the 1998 Plan (including for this purpose, a termination due to the operation of Section 11(c) of the 1998 Plan), automatically be enrolled in the first Offering Period to commence thereafter at the same contribution levels as respectively last elected under the 1998 Plan.~~ Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

7. GRANT OF OPTION ON ENROLLMENT. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by dividing (a) the amount accumulated in such employee’s payroll deduction account during such Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date (but in no event less than the par value of a share of the Company’s Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s Common Stock), provided, however, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (a) the maximum number of shares set by the Committee pursuant to Section 10(c) below with respect to the applicable Purchase Date, or (b) the maximum number of shares which may be purchased pursuant to Section 10(b) below with respect to the applicable Purchase Date. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 hereof.

8. PURCHASE PRICE. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:
(a) The Fair Market Value on the Offering Date; or
(b) The Fair Market Value on the Purchase Date.

For purposes of this Plan, the term “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:
(i) if such Common Stock is publicly traded and is then listed on a national securities exchange (for example, the Nasdaq Global Market), its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;
(ii) if such Common Stock is publicly traded but is not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or
(iii) if none of the foregoing is applicable, by the Board in good faith.

9. PAYMENT OF PURCHASE PRICE; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES.
(a) The purchase price of the shares may be accumulated by regular payroll deductions made during each Offering Period or, when authorized by the Committee, the purchase price of the shares may be paid by a lump sum payment. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments not less than two percent (2%) nor greater than twenty- five percent (25%) or such higher or lower limit set by the Committee. Compensation shall mean base salary, commissions, bonuses, incentive compensation and shift premiums; provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b) A participant may decrease or increase the rate of payroll deductions during an Offering Period by delivering a new authorization for payroll deductions, in the form specified by the Company, in which case the new rate shall become effective for the next payroll period commencing more than fifteen (15) days after the Company’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than two (2) changes may be made effective during any Purchase Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by delivering a new authorization, in the form specified by the Company, for payroll deductions not later than fifteen (15) days before the beginning of such Offering Period.
(c) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
(d) On each Purchase Date of an Offering Period, so long as this Plan remains in effect, and provided that the participant has not withdrawn from that Offering Period, then unless the Committee has previously notified participants that no purchase of Common Stock shall occur on such Purchase Date, the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock of the Company shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(e) As promptly as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her option.
(f) During a participant’s lifetime, such participant’s option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.
10. LIMITATIONS ON SHARES TO BE PURCHASED.
(a) No participant shall be entitled to accrue the right to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.
(b) If the Fair Market Value of a share on a Purchase Date is less than half of eighty-five percent (85%) of the Fair Market Value of a share on the Offering Date then the maximum number of shares that may be purchased by any employee on such Purchase Date shall not exceed the number (the “Maximum Share Amount”) obtained by dividing eighty-five percent (85%) of the Fair Market Value of a share on the Offering Date into fifty percent (50%) of such participant’s eligible compensation to be paid during the Offering Period (as determined on the Offering Date). Prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a new maximum number of shares which may be purchased by any employee at any single Purchase Date and such number shall be the Maximum Share Amount for all Offering Periods to which it is to apply.
(c) No participant shall be entitled to purchase shares on a Purchase Date if the Committee determines there shall be no purchase of shares on such Purchase Date (whether due to the requirements of Section 23 of the Plan or as the Committee may otherwise deem necessary or desirable). If the Committee makes such a determination, then contributions accumulated during the Purchase Period ending on such Purchase Date shall be refunded (without interest unless otherwise determined by the Committee) to participants, but such participants, notwithstanding the provisions of Section 11(b), shall continue to be participants in the Offering Period of which such Purchase Period is a part unless the automatic enrollment provisions of Section 11(c) are otherwise applicable.
(d) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected thereby.
(e) Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest unless otherwise determined by the Committee.

11. WITHDRAWAL.
(a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering a written notice to that effect on a form specified by the Company. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period.
(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in this Plan.
(c) If the purchase price on the first day of any current Offering Period in which a participant is enrolled is higher than the purchase price on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Except with respect to the first Offering Period, any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period. With respect to the first Offering Period, any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date next following the first day of such subsequent Offering Period. A participant does not need to file any forms with the Company to automatically be enrolled in the subsequent Offering Period.

12. TERMINATION OF EMPLOYMENT.    Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13. RETURN OF PAYROLL DEDUCTIONS. In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

14. CAPITAL CHANGES.
(a) Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under this Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.
(b) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the
Company by tender offer or similar transaction, the Plan shall either: (i) continue for all Offering Periods which began prior to the closing of such transaction and terminate for all subsequent Offering Periods and shares will be purchased based on the fair market value of the surviving corporation’s stock on each Purchase Date (taking into account the exchange ratio, where necessary); or (ii) terminate immediately prior to the consummation of such transaction. The Committee will, in the exercise of its sole discretion in such instance, determine which of the two foregoing options will occur. In the event that a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants, the Plan will continue as it did prior to the consummation of such transaction.
(c) The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

15. NONASSIGNABILITY. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. REPORTS. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

17. NOTICE OF DISPOSITION. Each participant shall notify the Company if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). Unless such participant is disposing of any of such shares during the Notice Period, such participant shall keep the certificates representing such shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18. NO RIGHTS TO CONTINUED EMPLOYMENT. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.

19. EQUAL RIGHTS AND PRIVILEGES.    All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

20. NOTICES. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. TERM; STOCKHOLDER APPROVAL. ~~After this Plan is adopted by the Board, t~~This Plan ~~will become~~became effective on ~~the date that is the First Offering Date (as defined above)~~August 1, 2007. This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Amended and Restated Plan is adopted by the Board. No purchase of shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Amended and Restated Plan by the Board.

22. DESIGNATION OF BENEFICIARY.
(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of a Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.
(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.    Shares shall not be issued
with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24. APPLICABLE LAW.    The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

25. AMENDMENT OR TERMINATION OF THIS PLAN.    The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 21 hereof within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would result in: (a) a material increase in the number of shares that may be issued under this Plan (other than pursuant to Section 14); ~~or~~(b) a material increase in benefits to participants, including any material change to: (i) permit a repricing (or decrease in exercise price) of outstanding options, (ii) reduce the price at which shares or options to purchase shares may be offered, or (iii) extend the duration of the Plan; ~~(b)~~ (c) a material change in the designation of the employees (or class of employees) eligible for participation in this Plan; or (d) any expansion in the types of options or awards provided under the Plan.

VERISIGN™

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 25, 2017.

Vote by Internet

- Go to **www.envisionreports.com/vrsn**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

CONTROL NUMBER:

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — ALL MATTERS LISTED BELOW HAVE BEEN PROPOSED BY THE BOARD OF DIRECTORS OF VERISIGN, INC.

+

1. ELECTION OF DIRECTORS: Vote to elect directors of VeriSign, Inc., each to serve until the next annual meeting, or until a successor has been elected and qualified or until the director's earlier resignation or removal.

Nominees	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 - D. James Bidzos	☐	☐	☐	02 - Kathleen A. Cote	☐	☐	☐	03 - Thomas F. Frist III	☐	☐	☐
04 - Jamie S. Gorelick	☐	☐	☐	05 - Roger H. Moore	☐	☐	☐	06 - Louis A. Simpson	☐	☐	☐
07 - Timothy Tomlinson	☐	☐	☐								

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
3. To approve, on a non-binding, advisory basis, the frequency of stockholder voting on executive compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X +

02JZ4E

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — VeriSign, Inc.

2017 Annual Meeting of Stockholders

12061 Bluemont Way, Reston, VA 20190
Proxy Solicited by Board of Directors for Annual Meeting — (Thursday, May 25, 2017)

The stockholders hereby appoint D. James Bidzos, Todd B. Strubbe, George E. Kilguss, III and Thomas C. Indelicarto, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, when properly executed, as designated on the reverse side of this ballot, all of the shares of Common Stock of VERISIGN, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on May 25, 2017, at the Company's Corporate Offices, and any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner indicated on the reverse side of this ballot by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR each of the nominees for directors in proposal 1, FOR proposals 2, 4 and 5, and FOR annual stockholder voting on executive compensation. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney other than the revocation, in accordance with the laws of the State of Delaware and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto.

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.